Exhibit 15.3

Execution version: 31 December 2013

December 31, 2013

FEISHANG ANTHRACITE RESOURCES LIMITED

THE CONTROLLING SHAREHOLDERS

(WHOSE NAMES APPEAR IN SCHEDULE 1)

JEFFERIES HONG KONG LIMITED

AND

NOMURA INTERNATIONAL (HONG KONG) LIMITED

SPONSORS AGREEMENT

I

21.	Litigation and other proceedings	51
22.	Market conduct	52
23.	Choice of Law and Dispute Resolution	52
24.	No Other Arrangements Relating to Sale of Shares	52
25.	United States Aspects	52

PART B REPRESENTATIONS AND WARRANTIES GIVEN BY THE CONTROLLING SHAREHOLDERS		54
1.	Accuracy of Information	54
2.	Due Incorporation and Valid Existence	54
3.	No Conflict, Compliance and Approvals	54
4.	Litigation and Other Proceedings	55
5.	Compliance with Bribery, Anti-Money Laundering and Sanctions Laws	55
6.	United States Aspects	56

SCHEDULE 3 CONDITIONS PRECEDENT DOCUMENTS		57

PART A TO BE DELIVERED TO THE JOINT SPONSORS BY NOT LATER THAN 5:00 P.M. ON THE BUSINESS DAY PRIOR TO THE LISTING DOCUMENT DATE		57
1.	Legal documents	57
2.	Documents relating to the Introduction	58
3.	PRC Legal Opinions	59

PART B TO BE DELIVERED TO THE JOINT SPONSORS BY NOT LATER THAN 5:00 P.M. ON THE BUSINESS DAY PRIOR TO LISTING DATE		60

SCHEDULE 4		62

CLOSING CERTIFICATES		62

PART A		62
Closing Certificate of the Company		62

PART B		64
Closing Certificate of CHNR		64

PART C		66
Closing Certificate of Feishang		66

PART D		68
Closing Certificate of Laitan Investments		68

PART E		70
Closing Certificate of Mr. Li		70

PART F		72
Closing Certificate of the Company in relation to certain non-comforted data		72

II

THIS AGREEMENT is made on December 31, 2013

BETWEEN:

(1)                                 FEISHANG ANTHRACITE RESOURCES LIMITED, a company incorporated in the BVI with limited liability, whose registered office is at Maples Corporate Services (BVI) Limited, Kingston Chambers, P.O. Box 173, Road Town, Tortola, British Virgin Islands and whose principal place of business in Hong Kong is at Room 2205, Shun Tak Centre, 200 Connaught Road Central, Sheung Wan, Hong Kong (the Company);

(2)                                 THE PERSONS whose names and addresses are set out in Schedule 1 (each, a Controlling Shareholder and together, the Controlling Shareholders);

(3)                                 JEFFERIES HONG KONG LIMITED, a company incorporated in Hong Kong with limited liability, whose principal place of business is at 22nd Floor, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong (Jefferies); and

(4)                                 NOMURA INTERNATIONAL (HONG KONG) LIMITED, a company incorporated in Hong Kong with limited liability, whose principal place of business is at 30th Floor, Two International Finance Centre, 8 Finance Street, Hong Kong (Nomura).

WHEREAS:

(A)                               The Company is a limited liability company incorporated under the laws of the BVI on 6 January 2010. The Company was registered as a non-Hong Kong company under Part XI of the Companies Ordinance on December 20, 2013.

(B)                               As at the date of this Agreement, the Company is a direct wholly-owned subsidiary of CHNR.

(C)                               Mr. Li is the controlling shareholder of CHNR. As at the date of this Agreement, Mr. Li owns (through his wholly-owned subsidiaries and himself) approximately 59.33% of the issued share capital and approximately 59.33% of the voting rights in CHNR.

(D)                               Pursuant to the resolutions in writing passed by the sole shareholder of the Company on December 23, 2013 and conditional on the Admission:

(i)                                     the Introduction has been approved; and

(ii)                                  the Directors have been given all necessary authorisations in connection with the Introduction,

and all such resolutions remain in full force and effect.

(E)                                On December 31, 2013, the board of directors of CHNR declared a conditional special interim dividend to the CHNR Shareholders which will be satisfied wholly by way of distribution in specie to the CHNR Shareholders of an aggregate of 124,554,580 Shares, representing the entire issued share capital of the Company as at the date of this Agreement, in proportion to their shareholdings in CHNR as at the Record Date.

(F)                                 The Company is proposing to obtain a listing of, and permission to deal in, the Shares on the Main Board of the Stock Exchange by way of introduction.

(G)                               The Company has entered into a mandate letter dated May 31, 2012 and as amended and supplemented by the supplemental mandate letter dated July 19, 2013 with Jefferies and Nomura pursuant to which it was agreed, among other things, that CHNR and the Company shall to appoint Jefferies and Nomura as the joint sponsors in respect of the Introduction (the Mandate Letter).

(H)                              The Listing Document and the Formal Notice in connection with the Introduction have been prepared and are in an agreed form.

(I)                                   The Company has appointed Tricor Investor Services Limited, an “approved share registrar” for the purposes of the Stock Market Listing Rules, as its share registrar in Hong Kong on the terms of an agreement dated December 31, 2013.

(J)                                   The Joint Sponsors have submitted an application to the Stock Exchange on behalf of the Company for the listing of, and permission to deal in, the Shares in issue as described in the Listing Document.

NOW IT IS HEREBY AGREED as follows:

1.                                      DEFINITIONS AND INTERPRETATION

1.1                               In this Agreement (including the Recitals) the following words and expressions shall, unless the context otherwise requires, have the following meanings:

Accountants’ Reports means the accountants’ reports set out in Appendices I and II to the Listing Document;

Accounts Date means December 31, 2012;

Actions has the meaning given to it in Clause 6.1(a);

Admission means the granting of an approval by the Listing Committee of the listing of, and permission to deal in, the Shares in issue, and Admitted shall be construed accordingly;

Affiliate, in relation to any person, means any other person which is the holding company of such person, or which is a subsidiary of such person or of the holding company of such person, or which directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with such person and, for the purposes of the foregoing, control means the power, directly or indirectly, to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise, and controlled by and under common control shall be construed accordingly;

agreed form means the form agreed between the Company and the Joint Sponsors and initialled for the purpose of identification by Sullivan & Cromwell (Hong Kong) and Freshfields Bruckhaus Deringer and with such alterations as may be agreed between the Company and the Joint Sponsors;

Anti-Money Laundering Laws has the meaning given to it in paragraph 14.2 in Part A of Schedule 2;

Applicable Laws means and includes all applicable laws, rules, regulations, orders, judgements, decrees, guidelines, opinions, notices, circulars or rulings of any court or other Governmental Authority;

Approvals means and includes all approvals, orders, sanctions, consents, permissions, certificates, authorisations, filings, registrations, clearances, qualifications, licences, permits and declarations;

Board means the board of directors of the Company;

BVI means British Virgin Islands;

Business Day means a day (other than a Saturday, Sunday or public holiday) on which banks in Hong Kong are open for normal banking business;

BVI Companies Act means the Business Companies Act (No. 16 of 2004) of the British Virgin Islands, as amended, supplemented or otherwise modified from time to time;

CHNR Distribution means a conditional special interim dividend declared by CHNR to be satisfied by way of a distribution in specie of an aggregate of 124,554,580 Shares to the CHNR Shareholders, subject to the satisfaction of the conditions as described in the section headed “The Spin-Off” in the Listing Document;

CHNR Shares means common shares in the share capital of CHNR without par value;

CHNR Shareholders means the registered holders of CHNR Shares whose names appeared in the register of members of CHNR on the Record Date;

Claiming Party has the meaning given to it in Clause 15.1;

Closing means the time after the conditions set out in Clause 2.1 have been satisfied or waived in accordance with this Agreement, and the latest time for termination of this Agreement set out in Clause 7 which is expected to be 8:00 a.m. on January 22, 2014 or otherwise as agreed between the Company and the Joint Sponsors;

Companies Ordinance means the Companies Ordinance (Chapter 32 of the Laws of Hong Kong), as amended and supplemented from time to time;

Competent Person means Behre Dolbear Asia, Inc., a competent person and a competent evaluator incorporated under the laws of the state of Colorado and an independent third party of the Company;

Competent Person’s Report means the competent person’s report set out in Appendix III to the Listing Document;

Compliance Adviser means CASH Financial Services Group Limited;

Compliance Adviser Agreement means the agreement dated December 23, 2013 entered into between the Compliance Adviser and the Company in relation to the appointment of the Compliance Adviser;

Conditions Precedent Documents means the documents listed in Schedule 3;

Connected Transactions has the meaning given to it in paragraph 18.2 in Part A of Schedule 2;

Critical Accounting Policies has the meaning given to it in paragraph 6.4 in Part A of Schedule 2;

Director(s) means the director(s) of the Company;

Dispute has the meaning given to it in Clause 14.3;

Encumbrance means any mortgage, charge, pledge, lien or other security interest or any option, restriction, right of first refusal, right of pre-emption or other third party claim, right, interest or preference or any other encumbrance of any kind;

Environmental and Construction Laws means the Applicable Laws concerning the environment, construction and/or construction safety;

Exchange Act means the United States Securities Exchange Act of 1934, as amended from time to time;

Experts means the Reporting Accountant, the Competent Person and Maples and Calder, the legal advisers to the Company as to BVI laws;

FCPA means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder;

First Six-Month Period has the meaning given to it in Clause 8.1;

Formal Notice means the formal notice in relation to the Introduction in the agreed form required to be published in accordance with the Listing Rules;

Group means the Company and the Subsidiaries and, in respect of the period before the Company became the holding company of its present Subsidiaries, the entities which carried on the business of the present Group at the relevant time;

Governmental Authority means any public, regulatory, taxing, administrative or governmental agency or authority (including, without limitation, the Stock Exchange and the SFC), other authority and any court at the national, provincial, municipal or local level;

Guizhou Puxin means Guizhou Puxin Energy Co., Ltd.;

Guizhou Puxin Group means Guizhou Puxin Energy Co., Ltd. and its subsidiaries;

HK$ means Hong Kong dollars, the lawful currency of Hong Kong;

Hong Kong means the Hong Kong Special Administrative Region of the PRC;

IFRS means International Financial Reporting Standards issued by the International Accounting Standards Board;

Indemnified Parties or Indemnified Party has the meaning given to it in Clause 6;

Indemnifying Parties or Indemnifying Party has the meaning given to it in Clause 6;

Intellectual Property means patents, patent rights, licences, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property;

Interest has the meaning given to it in paragraph 16.2 in Part A of Schedule 2;

Internal Controls Consultant means Deloitte Touche Tohmatsu;

Introduction means the Listing by way of introduction pursuant to the Listing Rules;

Joint Sponsors means Jefferies and Nomura, acting as the joint sponsors of the Introduction;

Listing means the listing of the Shares on the Main Board of the Stock Exchange;

Listing Committee means the listing sub-committee of the board of the Stock Exchange for the purpose of considering applications for listing and the granting of listing;

Listing Date means the date, expected to be on January, 22 2014, on which dealings in the Shares first commence on the Stock Exchange;

Listing Document means the listing document and the information statement in the agreed form to be published by the Company in connection with the Introduction;

Listing Document Date means December 31, 2013;

Listing Rules means the Rules Governing the Listing of Securities on the Stock Exchange, as amended from time to time;

Losses has the meaning given to it in Clause 6.1(b);

Material Adverse Effect means any event, circumstances or situation which would, individually or in the aggregate, have a material adverse effect on the management, condition (financial, operational, legal or otherwise), business, prospects, operations, Shareholders’ equity, as applicable, or results of operations of the Group taken as a whole;

Material Contracts means the contracts referred to in the section headed “Statutory and General Information — Further Information About Our Business — Summary of our material contracts” in Appendix V to the Listing Document;

Mining Permit means the group of permits comprising the mining right permit, safe production permit and coal production permit as respectively granted by the Guizhou Provincial Department of Land and Resources, Guizhou Administration of Coal Mine Safety and Energy Bureau of Guizhou Province pursuant to which a coal mine located in the Guizhou province derives the right to commence commercial production;

Obligor has the meaning given to it in Clause 15.2;

parties means the parties to this Agreement and party means any of them;

PRC means the People’s Republic of China which, for the purposes of this Agreement, excludes Hong Kong, Macau and Taiwan;

PRC General Legal Opinions means the PRC legal opinions dated December 31, 2013 from Commerce & Finance Law Offices addressed to the Company and from Jingtian & Gongcheng addressed to the Joint Sponsors in respect of the Introduction;

PRC Property Legal Opinions means the PRC legal opinions dated December 31, 2013 from Commerce & Finance Law Offices addressed to the Company and from Jingtian & Gongcheng addressed to the Joint Sponsors in respect of all the Properties in the PRC;

Pre-contractual Statements has the meaning given to it in Clause 10.8(i);

Properties means the properties owned or leased by members of the Group, particulars of which are set out in the summary of property interests included in the section headed “Business - Properties” in the Listing Document; and Property shall mean any one of them;

Record Date means January 13, 2014, being the record date for determining the entitlements to the CHNR Distribution;

Registrar Agreement means the agreement dated December 31, 2013 entered into between the Share Registrar and the Company in relation to the appointment of the Share Registrar;

Reporting Accountant means Ernst & Young, the independent Reporting Accountant;

RMB means Renminbi, the lawful currency of the PRC;

Sanctions means any sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority;

Second Six-Month Period has the meaning given to it in Clause 8.1;

Securities Act means the United States Securities Act of 1933, as amended from time to time;

SFC means the Securities and Futures Commission of Hong Kong;

SFO means the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong);

Share(s) means ordinary share(s) of HK$0.10 each in the capital of the Company;

Share Option Scheme means the share option scheme conditionally adopted by the Company on December 23, 2013, the principal terms of which are summarised in the section headed “Statutory and General Information — Share Option Scheme” in Appendix V to the Listing Document;

Share Registrar means Tricor Investor Services Limited;

Stock Exchange means The Stock Exchange of Hong Kong Limited;

Stock Market Listing Rules means Securities and Futures (Stock Market Listing) Rules (Chapter 571V of the Laws of Hong Kong);

Subsidiaries means the subsidiaries of the Company as the term is defined under the Listing Rules, including, but not limited to, the companies named as subsidiaries of the Company in Appendix I to the Listing Document and Subsidiary means any of them;

Surviving Provisions means Clauses 4, 6, 10, 11, 12, 13, 14 and 15;

Tax or Taxation means all forms of taxation whenever created, imposed or arising and whether of Hong Kong, BVI, the PRC, or the United States or of any other part of the world and, without prejudice to the generality of the foregoing, includes all forms of taxation on or relating to profits, salaries, interest and other forms of income, taxation on capital gains, sales and value added tax, goods and services tax, estate duty, death duty, capital duty, stamp duty, payroll tax, withholding tax, rates and other taxes or charges relating to property, customs and other import and excise duties, and generally any tax, duty, impost, levy, rate, charge or any amount payable to taxing, revenue, customs or fiscal authorities whether of Hong Kong, BVI, the PRC, or the United States or of any other part of the world, whether by way of actual assessment, loss of allowance, withholding, deduction or credit available for relief or otherwise, and including any penalty, fine, charge and/or interest arising in respect of any taxation;

U.S. or United States means the United States of America;

Verification Notes means the questions prepared in order to verify the information contained in the Listing Document together with the answers and supporting documents thereto, copies of which have been signed and approved by the Directors;

Warranties means the representations, warranties and undertakings given or made, or deemed to be given or made, by the Company and the Controlling Shareholders (as the case may be) pursuant to Clause 5 and as contained in Schedule 2;

1.2                               References to any statute or statutory provisions, or rules or regulations (whether or not having the force of law), shall be construed as references to the same as amended, varied, modified, consolidated, re-enacted and/or replaced from time to time (whether before, on or after the date of this Agreement) and to any subordinate legislation made under such statutes or statutory provisions.

1.3                               Reference to the singular includes a reference to the plural and vice versa and reference to any gender includes a reference to all other genders.

1.4                               Unless the context otherwise requires, reference to any Recital, Clause or Schedule is to a recital, clause or schedule (as the case may be) of or to this Agreement.

1.5                               Unless otherwise stated, all references in this Agreement to times and dates are references to Hong Kong times and Hong Kong dates, respectively.

1.6                               References in this Agreement to notices, documents or other communications which are written or in writing include any mode of reproducing words in a legible and non-transitory form.

1.7                               References to a company shall be construed to include any company, corporation or other body corporate, whenever and however incorporated or established.

1.8                               References to a person shall be construed to include any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality).

1.9                               The terms herein, hereof, hereto, hereinafter and similar terms, shall in each case refer to this Agreement as a whole and not to any particular clause, paragraph, sentence, schedule or other subdivision of this Agreement.

1.10                        References to a subsidiary or holding company shall have the same meaning as defined in section 2 of the Companies Ordinance.

1.11                        References to an associate or a controlling shareholder shall have the same meaning as defined in Rule 1.01 of the Listing Rules.

1.12                        References to a certified copy or certified copies shall mean a copy or copies certified as a true copy by a Director or the secretary of the Company or the Hong Kong counsel for the Company.

1.13                        References to including shall mean including without limitation.

1.14                        The Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules.

1.15                        Headings to Clauses and Schedules are for convenience only and have no legal effect.

1.16                        Any statement in this Agreement qualified by the expression to the best knowledge of the Company/the Controlling Shareholders, to the knowledge of the Company/the Controlling Shareholders, or any similar expression shall be deemed to include an additional statement that it has been made after due and careful enquiry by the Directors or senior management of the relevant person.

2.                                      CONDITIONS

2.1                               The obligations of the Joint Sponsors under this Agreement are conditional on the following conditions being satisfied:

(i)                                     the Joint Sponsors receiving in form and substance satisfactory to them (i) the documents listed in Part A of Schedule 3 by not later than 5:00 p.m. on the Business Day prior to the Listing Document Date (except as otherwise stated therein) and (ii) the documents listed in Part B of Schedule 3 by not later than 5:00 p.m. on the Business Day prior to the Listing Date, or such later time and/or date as the Joint Sponsors may agree;

(ii)                                  the Warranties being true and accurate on and as of the date of this Agreement and the dates on which they are deemed to be repeated under this Agreement (as though they had been given and made on such date by reference to the facts and circumstances then subsisting);

(iii)                               each of the Controlling Shareholders and the Company having complied with this Agreement and satisfied all the obligations and conditions on its part under this Agreement to be performed or satisfied on or prior to the respective times and dates by which such obligations must be performed or conditions be met;

(iv)                              no resolution having been passed by the board of directors of CHNR to revoke or withdraw the CHNR Distribution; and

(v)                                 Admission occurring not later than January 24, 2014 (or such later date as the Joint Sponsors may agree).

2.2                               If any of the conditions referred to in Clause 2.1 is not satisfied and/or waived in whole or in part by the Joint Sponsors in accordance with Clause 2.3, or if this Agreement shall be terminated pursuant to Clause 7 before 8:00 a.m. on the Listing Date, the obligations of the Parties under this Agreement shall terminate other than in respect of the Surviving Provisions and, save for any antecedent breaches, the parties shall be released from all their obligations under this Agreement.

2.3                               The Joint Sponsors may, in their absolute discretion at any time, waive any or all of the conditions set out in Clause 2.1 or extend the deadline for the satisfaction of such conditions by such number of days or in such manner as they may determine.

3.                                      APPOINTMENT OF THE JOINT SPONSORS

3.1                               The Company hereby appoints the Joint Sponsors to the exclusion of all others, and the Joint Sponsors relying on the representations, warranties, undertakings and indemnities contained in this Agreement and subject to the satisfaction of the conditions as set out in Clause 2.1, severally accept the appointment, as sponsors of the Company, in respect of the Listing.

3.2                               Each such appointment is made on the basis, and upon the terms, that the appointee is irrevocably authorised to delegate all or any of its relevant rights, duties, powers and discretions in such manner and on such terms or subject to such conditions as it thinks fit (with or without formality and without prior notice of any such delegation being required to be given to the Company) to any one or more of its Affiliates. Notwithstanding any such delegation, each of the above-named appointees shall remain liable for all acts and omissions of any of its Affiliates to which it delegates its relevant rights, duties, powers and/or discretions pursuant to this Clause 3.2.

3.3                               The Company hereby confirms that the foregoing appointments under Clause 3.1  confer on each of the appointees and their Affiliates all rights, powers, authorities and discretions on behalf of the Company which are necessary for, or incidental to, the performance of their respective roles as the joint sponsors of the Introduction, and hereby ratifies and confirms everything which such appointees and their Affiliates have done or shall do in the exercise of such rights, powers, authorisation and discretions.

3.4                               Any transaction carried out by any of the appointees or their respective Affiliates pursuant to Clause 3.1, shall constitute a transaction carried out at the request of the Company and as its agent and not on account of or for any other such appointee or their respective Affiliates.

3.5                               None of the appointees pursuant to Clause 3.1  and the Indemnified Parties shall have any liability in respect of:

(i)                                     any omission of information from the Listing Document and/or the Formal Notice or any information or statement of fact or opinion contained therein being untrue, incorrect or misleading, for which the Company and/or the Directors (as the case may be) are solely responsible; and

(ii)                                  any Loss (except for any Loss which is finally judicially determined by a court of competent jurisdiction or finally determined by a properly constituted arbitral panel (as the case may be) to have arisen solely as a result of any gross negligence, wilful default or fraud on the part of the relevant appointee or the relevant Indemnified Party) to any person arising from any transaction carried out by it pursuant to this Agreement, and, notwithstanding anything contained in this Agreement, each Indemnified Party shall be entitled pursuant to the indemnities contained in Clause 6 to recover any Loss incurred or suffered as a result of or in connection with any of the foregoing matters.

3.6                               None of the appointees pursuant to Clause 3.1 shall be liable for any failure of any of the other appointees to perform their respective obligations and no such failure shall affect the right of any of the other appointees to enforce the terms of this Agreement.

3.7                               Each of the Company and the Controlling Shareholders acknowledges and agrees that each of the Joint Sponsors is acting solely in the capacity of an arm’s length contractual counterparty to the Company and the Controlling Shareholders with respect to the Introduction and not as a financial adviser or fiduciary to the Company, the Controlling Shareholders or any other person. In addition, each of the Joint Sponsors (save solely to the extent required by the Listing Rules) is not advising the Company, the Controlling Shareholders or any other person as to any legal, Tax, investment, accounting or regulatory matters in any jurisdiction. Each of the Company and the Controlling Shareholders shall consult with its own advisers concerning such matters and shall be responsible for making its own independent investigation and appraisal of the Introduction, and each of the Joint Sponsors shall have no responsibility or liability to each of the Company or the Controlling Shareholders with respect thereto. Any review by each of the Joint Sponsors of the Company, the transactions contemplated by this Agreement or other matters relating to such transactions shall be performed solely for the benefit of the relevant Joint Sponsor and shall not be on behalf of the Company or the Controlling Shareholders. Each of the Company and the Controlling Shareholders waives, to the full extent permitted by Applicable Laws, any claims it may have against each of the Joint Sponsors for any breach or alleged breach of fiduciary, advisory or similar duty arising in any way from the transactions contemplated by this Agreement or otherwise by the Introduction or any process or matters leading up to such transactions.

4.                                      FEES AND EXPENSES

4.1                               In consideration of the Joint Sponsors agreeing to act as the joint sponsors of the Introduction, the Company shall pay to the Joint Sponsors such fees and in such manner as set out in the Mandate Letter.

5.                                      REPRESENTATIONS AND WARRANTIES

5.1                               The Company represents, warrants and undertakes to each of the Joint Sponsors and that each of the Warranties set out in Part A of Schedule 2 is true, accurate and not misleading on and as at the date of this Agreement and will be true, accurate and not misleading at the time of:

(a)                                 the Listing Document Date;

(b)                                 immediately prior to 8:00 a.m. on the Listing Date; and

(c)                                 immediately prior to commencement of dealings in the Shares on the Main Board of the Stock Exchange,

in each case with reference to the facts and circumstances then existing.

5.2                               The Controlling Shareholders jointly and severally represent, warrant and undertake to each of the Joint Sponsors that each of the Warranties set out in Part B of Schedule 2 is true, accurate and not misleading on and as at the date of this Agreement and will be true, accurate and not misleading at the time of:

(a)                                 the Listing Document Date;

(b)                                 immediately prior to 8:00 a.m. on the Listing Date; and

(c)                                  immediately prior to commencement of dealings in the Shares on the Main Board of the Stock Exchange,

in each case with reference to the facts and circumstances then existing.

5.3                               Each of the Company and the Controlling Shareholders accepts that each of the Joint Sponsors is entering into this Agreement in full reliance upon each of the Warranties.

5.4                               Where a Warranty refers to a document that has not yet been published, or an event that has not yet occurred, it shall be deemed to refer to such document when it is published, or event when it occurs, as applicable.

5.5                               The Warranties shall remain in full force and effect notwithstanding completion of all matters and arrangements referred to in or contemplated by this Agreement. Each Warranty shall be construed separately and shall not be limited or restricted by reference to or inference from the terms of any other of the Warranties or any other term of this Agreement.  Notwithstanding that any of the Joint Sponsors has conducted investigation or enquiry on or may have knowledge with respect to the information given under the relevant Warranties, the rights of the Joint Sponsors under this Clause 5 shall not be prejudiced by such investigation and/or enquiry or knowledge other than if the Joint Sponsors have actual knowledge of such information.

5.6                               Each of the Company and the Controlling Shareholders hereby undertakes not to and shall procure its Affiliates not to:

(i)                                     knowingly do or cause or (insofar as the same is reasonably within its ability) permit to be done or omit to do (and shall procure that no member of the Group shall do or cause or permit to be done or omit to do) any act or thing at any time on or prior to the Listing Date which renders any of the Warranties given or to be given by it untrue, incorrect, inaccurate or misleading;

(ii)                                  do or omit to do anything which could materially and adversely affect the Introduction; and

(iii)                               take any steps which, in the opinion of any Joint Sponsor, would be materially inconsistent with any expression of policy or intention in the Listing Document and/or Formal Notice.

5.7                              If at any time, by reference to the facts and circumstances then subsisting, on or prior to the Listing Date, any matter or event comes to the attention of the Company or the Controlling Shareholders as a result of which:

(i)                                     any of the Warranties, if repeated immediately after the occurrence of such matter or event, would be untrue, inaccurate, incorrect or misleading or any of the undertakings given by the Company and/or the Controlling Shareholders is breached;

(ii)                                  may give rise to a claim under any of the indemnities as contained in, or given pursuant to, this Agreement;

(iii)                               may render untrue or misleading any statement, whether of fact or opinion, contained in the Listing Document and/or Formal Notice if the same were issued immediately after the occurrence of such matter or event;

(iv)                              may result in the omission of any fact which is material for disclosure or required by the Listing Rules or other Applicable Laws to be disclosed in the Listing Document and/or Formal Notice if the same were issued immediately after the occurrence of such matter or event; or

(v)                                 may make it necessary or desirable for any reason to amend or supplement the Listing Document and/or Formal Notice,

the Company or the Controlling Shareholders (as the case may be) shall forthwith notify and consult the Joint Sponsors and shall take such steps (at its own expense) as may be requested by any Joint Sponsor to remedy the same.

5.8                               If any matter or event referred to in Clause 5.7 shall have occurred, nothing herein shall prejudice any rights that any Joint Sponsor may have in connection with the occurrence of such matter or event, including without limitation its rights under Clause 7.

5.9                               Except for the Listing Document and Formal Notice or except as otherwise provided pursuant to this Agreement or except as required by the Applicable Laws, each of the Company and the Controlling Shareholders undertakes that it shall not, without the prior written consent of the Joint Sponsors, issue, publish, distribute or otherwise make available any document, announcement, material or information in connection with the Introduction (including any supplement or amendment thereto).

6.                                      INDEMNITIES

6.1                               Each of the Company and the Controlling Shareholders (collectively, the Indemnifying Parties and individually, an Indemnifying Party) undertakes to each of the Joint Sponsors, for itself and on trust for its other Indemnified Parties (as defined below), to indemnify, hold harmless and keep fully indemnified each of the Joint Sponsors and each of their respective Affiliates and delegates under Clause 3.2 and any of their and their Affiliates’ respective representatives, directors, officers, employees, assignees and agents (collectively, the Indemnified Parties and individually, an Indemnified Party) (on an after-Tax basis) against:

(a)                                 all actions, suits, claims (whether or not any such claim involves or results in any actions or proceedings), demands, investigations, judgment, awards and proceedings, joint or several, from time to time instituted, made or brought or threatened or alleged to be instituted, made, brought or threatened against or otherwise involve (together the Actions); and

(b)                                all losses, liabilities, damages, payments, expenses (including, without limitation, legal expenses and Taxes (including, without limitation, stamp duty and any penalties and/or interest arising in respect of any Taxes)), costs and charges (including, without limitation, all payments, expenses, costs or charges suffered, made or incurred arising out of, in relation to or in connection with the investigation, dispute, defence or settlement of or response to any such Actions or the enforcement of any such settlement or any judgment obtained in respect of any such Actions) (together, the Losses) which may be made or incurred or suffered by,

an Indemnified Party (with such amount of indemnity to be paid to the relevant Joint Sponsor to whom the Indemnified Party is related to cover all the Actions against and Losses suffered, made or incurred by such Indemnified Party) arising out of, in relation to or in connection with the Introduction or Admission, including, without limitation:

(i)                                     the performance by any of the Joint Sponsors of their respective obligations or roles under this Agreement, the Listing Document or Formal Notice or otherwise in connection with the Introduction;

(ii)                                  the issue, publication, distribution, use or making available of any of the Listing Document, the Formal Notice and/or any notices, announcements, advertisements, communications, documents or any listing materials whatsoever arising out of, in relation to or in connection with the Company or the Introduction (whether or not approved by the Joint Sponsors), and, in each case, any supplement or amendment thereto;

(iii)                               any estimate, forecast, statement or expression of opinion, intention or expectation contained in any of the Listing Document, the Formal Notice and/or any notices, announcements, advertisements, communications, documents or any listing materials whatsoever arising out of, in relation to or in connection with the Company or the Introduction (whether or not approved by the Joint Sponsors), or in each case, any supplement or amendment thereto, being or alleged to be untrue, incomplete, inaccurate or misleading or based on unreasonable assumptions, or omitting or being alleged to have omitted to have taken account of a fact necessary in order to make it not misleading;

(iv)                              any breach or alleged breach on the part of the Indemnifying Parties of any of the provisions of this Agreement or an action or omission of the Indemnifying Parties or any of their respective subsidiaries, directors, officers or employees (as the case may be) resulting in a breach of any of the provisions of this Agreement;

(v)                                 any of the Warranties given by each of the Company and the Controlling Shareholders being untrue, incorrect, inaccurate, misleading or having been breached in any respect or being alleged to be untrue, incorrect, inaccurate, misleading or alleged to have been breached in any respect;

(vi)                              any untrue, incomplete, inaccurate or misleading statement or alleged untrue, incomplete, inaccurate or misleading statement of a fact contained in the Listing Document, the Formal Notice and/or any notices, announcements, advertisements, communications, documents or any listing material whatsoever arising out of, in relation to or in connection with the Company or the Introduction (whether or not approved by the Joint Sponsors) or, in each case, any supplement or amendment thereto, or any omission or alleged omission to state a fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or any of the Listing Document, the Formal Notice and/or any notices, announcements, advertisements, communications, documents or any listing material whatsoever or any such supplement or amendment thereto not containing any information material in the context of the Introduction, whether required by Applicable Laws or not;

(vii)                           any breach or alleged breach of the Applicable Laws of any country or territory resulting from the distribution of any of the Listing Document, the Formal Notice and/or any notices, announcements, advertisements, communications, documents or listing material whatsoever arising out of, in relation to or in connection with the Company or the Introduction (whether or not approved by the Joint Sponsors);

(viii)                        any statement in any of the Listing Document, the Formal Notice and/or in any notices, announcements, advertisements, communications, documents or listing material whatsoever made, given, released or arising out of, in relation to or in connection with the Company or the Introduction (whether or not approved by the Joint Sponsors) or, in each case, any supplement or amendment thereto, being or alleged to be defamatory of any person;

(ix)                              any failure or alleged failure by any of the Directors to comply with their respective obligations and duties under the Listing Rules or under Applicable Laws;

(x)                                 the breach or alleged breach by any member of the Group of the Listing Rules or Applicable Laws;

(xi)                              the Introduction failing or being alleged to fail to comply with the requirements of the Stock Market Listing Rules, the Listing Rules, or any Applicable Laws of any applicable jurisdiction, or any condition or term of any Approvals in connection with the Introduction;

(xii)                           settlement of any investigation or proceedings by any Governmental Authority commenced or threatened in connection with the Introduction; or

(xiii)                        a Director being charged with an offence or prohibited by operation of law or otherwise disqualified from taking part in the management of the Company, or the commencement by any Governmental Authority of any public action, investigation or proceedings against a Director or an announcement by any such Governmental Authority that it intends to take any such action, provided that the indemnity provided for in this Clause 6.1 shall not apply apply (other than in connection with the matters referred to in Clauses 6.1(ii) to (xiii)) to the extent where any such Action made against, or any such Loss suffered by, such Indemnified Party is finally judicially determined by a court of competent jurisdiction or finally determined by a properly constituted arbitral panel (as the case may be) to have arisen solely out of the fraud, gross negligence or wilful default on the part of such Indemnified Party.

6.2                               If any of the Indemnifying Parties becomes aware of any claim which may give rise to a liability under the indemnity provided under Clause 6, it shall promptly give notice thereof to the other parties in writing with reasonable details thereof.

6.3                               As soon as practicable after receipt by an Indemnified Party of notice of the commencement of an Action, such Indemnified Party shall, if a claim in respect thereof is to be made against an Indemnifying Party, notify the relevant Indemnifying Party in writing of the commencement of such Action, provided that any failure to notify would not prejudice the rights of the Indemnified Party. Counsel to such Indemnifying Party shall be selected by the Joint Sponsors. Such Indemnifying Party may participate at its own expense in the defence of any such Action, provided, however, that counsel to such Indemnifying Party shall not (except with the consent of the Indemnified Parties) also be counsel to the Indemnified Parties.

6.4                               An Indemnifying Party shall not, without the prior written consent of the Indemnified Parties, settle or compromise or consent to the entry of any judgment with respect to any Action, commenced or threatened, or any claim whatsoever in respect of which indemnification could be sought under this Clause 6 (whether or not the Indemnified Parties are actual or potential parties thereto).

6.5                               Any settlement or compromise by any Indemnified Party in relation to any claim shall be without prejudice to, and without (other than any obligations imposed on it by Applicable Laws) any accompanying obligation or duty to mitigate the same in relation to, any claim, action or demand it may have or make against the relevant Indemnifying Party under this Agreement. The Indemnified Parties are not required to obtain consent from such Indemnifying Party with respect to such settlement or compromise. The rights of the Indemnified Parties herein are in addition to any rights that each Indemnified Party may have under Applicable Laws or otherwise and the obligations of the relevant Indemnifying Party herein shall be in addition to any liability which the relevant Indemnifying Party may otherwise have. If the relevant Indemnifying Party enters into any agreement or arrangement with any adviser for the purpose of or in connection with the Introduction, the terms of which provide that the liability of the adviser to such Indemnifying Party or any other person is excluded or limited in any manner, and any of the Indemnified Parties may have joint and/or several liability with such adviser to such Indemnifying Party or to any other person arising out of the performance of its duties under this Agreement, the Indemnifying Party shall:

(a)                                 not be entitled to recover any amount from any Indemnified Party which, in the absence of such exclusion or limitation, such Indemnifying Party would have been entitled to recover;

(b)                                 indemnify the Indemnified Parties in respect of any increased liability to any third party which would not have arisen in the absence of such exclusion or limitation; and

(c)                                  take such other action as the Indemnified Parties may require to ensure that the Indemnified Parties are not prejudiced as a consequence of such agreement or arrangement.

6.6                               For the avoidance of doubt, the indemnity under this Clause 6 shall cover all costs, charges and expenses which any Indemnified Party may suffer or incur or pay in disputing, settling or compromising any Action to which the indemnity may relate and in establishing its right to indemnification under this Clause 6.

6.7                               All amounts subject to indemnity under this Clause 6 shall be paid by the Indemnifying Party as and when they are incurred and shall be made gross, free of any right of counterclaim or set off and without deduction or withholding of any kind, other than any deduction or withholding required by law. If an Indemnifying Party makes a deduction under this Clause 6, the sum due from such Indemnifying Party shall be increased to the extent necessary to ensure that, after the making of any deduction or withholding, the relevant Indemnified Party which is entitled to such payment receives a sum equal to the sum it would have received had no deduction or withholding been made.

6.8                               If a payment under this Clause 6 will be or has been subject to Taxation, the relevant Indemnifying Party shall pay the relevant Indemnified Party on demand the amount (after taking into account any Taxation payable in respect of the amount and treating for these purposes as payable any Taxation that would be payable but for a relief, clearance, deduction or credit) that will ensure that the relevant Indemnified Party receives and retains a net sum equal to the sum it would have received had the payment not been subject to Taxation.

6.9                               Liabilities of the Joint Sponsors under this Agreement shall be several (not joint nor joint and several). None of the Joint Sponsors shall be liable for any failure of the other Joint Sponsor to perform its respective obligations and no such failure shall affect the right of the other Joint Sponsor to enforce this Clause 6.

6.10                        The provisions of the indemnities under this Clause 6 are not affected by any other terms set out in this Agreement and do not restrict the rights of the Indemnified Parties to claim damages on any other basis.

6.11                        This Clause 6 supersedes paragraph 6 (Indemnities etc.) and Schedule A of the Mandate Letter and shall remain in full force and effect notwithstanding the completion of the Introduction in accordance with the terms of this Agreement or the rescission or termination of this Agreement.

7.                                      TERMINATION

7.1                               If any of the events set out below shall occur at any time prior to 8:00 a.m. on the Listing Date, the Joint Sponsors in their absolute discretion may, by giving a written notice to the Company, terminate this Agreement with immediate effect:

(i)                                     there is a breach of any of the warranties or undertakings given by the Company and/or the Controlling Shareholders under this Agreement or a breach of any of the other obligations imposed upon the Company and/or the Controlling Shareholders under this Agreement;

(ii)                                  there occurs an event, act or omission which gives or is likely to give rise to any liability of the Company and/or the Controlling Shareholders pursuant to the indemnities given by it under this Agreement;

(iii)                               if there is any statement contained in the Listing Document, the Formal Notice and/or any notices, announcements, advertisements, communications or other documents (including any announcement, circular, document or other communication pursuant to Clause 9.5) issued or used by or on behalf of the Company in connection with the Introduction (including any supplement or amendment thereto) was, when it was issued, or has become, untrue, incorrect, inaccurate or misleading in any respects, or that any estimate, forecast, expression of opinion, intention or expectation contained in any of such documents is not fair and honest and based on reasonable assumptions;

(iv)                              if there is any matter, including without limitation, the matters set out in sub-clauses (a) to (g) below, which has arisen or has been discovered which would, had it arisen or been discovered immediately before the date of the Listing Document, constitute an omission from the Listing Document, the Formal Notice and/or in any notices, announcements, advertisements, communications or other documents issued or used by or on behalf of the Company in connection with the Introduction (including any supplement or amendment thereto);

(a)                                 any potential litigation or disputes which would affect the operation, financial condition or reputation of the Group;

(b)                                 any Director being charged with an indictable offence or prohibited by operation of law or otherwise disqualified from taking part in the management of a company;

(c)                                  the chairman of the Board vacating his office;

(d)                                 any Governmental Authority or a political body or organisation in any Relevant Jurisdiction is commencing any investigation or other action, or announcing an intention to investigate or take other action, against any Director;

(e)                                  any contravention by any member of the Group of the Listing Rules or Applicable Laws;

(f)                                   any order or petition for the winding-up of any member of the Group or the Controlling Shareholders (as the case may be) or any composition or arrangement made by any member of the Group or the Controlling Shareholders (as the case may be) with its creditors or a scheme of arrangement entered into by any member of the Group or the Controlling Shareholders (as the case may be) or any resolution for the winding-up of any member of the Group or the Controlling Shareholders (as the case may be) or the appointment of a provisional liquidator, receiver or manager over all or part of the material assets or undertaking of any member of the Group or the Controlling Shareholders (as the case may be) or anything analogous thereto occurring in respect of any member of the Group or the Controlling Shareholders (as the case may be);

(g)                                  any change or prospective change of any of the risks set out in the section headed “Risk Factors” in the Listing Document,

(v)                                 if there is any non-compliance of the Listing Document (or any other documents used in connection with the Introduction) or any aspect of the Introduction with the Listing Rules or any other Applicable Laws, which, in each of sub-clauses (i) to (v) above, individually or in the aggregate, in the opinion of the Joint Sponsors (1) makes or will make or is likely to make the Joint Sponsors incapable of fulfilling their obligations as sponsors to the Company and performing their obligations in accordance with the terms of the Mandate Letter and this Agreement, or (2) makes or will make or is likely to make it inadvisable, inexpedient or impracticable for the Introduction to proceed; or (3) has or will or may have the effect of making any part of this Agreement incapable of performance in accordance with its terms;

(vi)                              if the Stock Exchange and/or the SFC make any request to the Joint Sponsors and the Company to issue a supplementary Listing Document and the Company has failed to do so;

(vii)                           if any person whose consent is required for the issuance of the Listing Document (other than any of the Joint Sponsors) has withdrawn or sought to withdraw its consent to being named in the Listing Document or to the issue of the Listing Document;

(viii)                        if the approval by the Listing Committee of the listing of, and permission to deal in, the Shares in issue and to be issued pursuant to the Introduction is refused or not granted, other than subject to customary conditions, on or before the date of the listing, or if granted, the approval is subsequently withdrawn, qualified (other than by customary conditions) or withheld; or

(ix)                              if the Company withdraws the Listing Document (and/or any other documents issued or used in connection with the Introduction) or the Introduction.

Upon termination of this Agreement pursuant to this Clause 7, but subject to Clause 2.2, this Agreement shall forthwith cease to have effect and none of the parties shall have any rights or claims by reason thereof.

8.             NON-ISSUE AND NON-DISPOSAL UNDERTAKINGS

8.1          The Company hereby undertakes to each of the Joint Sponsors that, save for any issue of Shares upon the exercise of any options which may be granted under the Share Option Scheme, at any time from the date of this Agreement until the expiry of six months from the Listing Date (the First Six-Month Period), the Company shall not, and shall procure that each other member of the Group shall not, without the prior written consent of the Joint Sponsors) and unless in compliance with the requirements of the Listing Rules:

(a)                                 allot, issue, sell, accept subscription for, offer to allot, issue or sell, contract or agree to allot, issue or sell, grant or sell any option, warrant, contract or right to subscribe for or purchase, either directly or indirectly, conditionally or unconditionally, any Shares or any other equity securities of the Company or any interest in any of the foregoing (including, without limitation, any securities which are convertible into or exchangeable or exercisable for, or represent the right to receive, or any warrants or other rights to purchase, any Shares);

(b)                                 enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Shares, any other equity securities of the Company or any interest in any of the foregoing (including, without limitation, any securities which are convertible into or exchangeable or exercisable for, or represent the right to receive, or any warrants or other rights to purchase, any Shares);

(c)                                  enter into any transaction with the same economic effect as any transaction specified in paragraph (a) or (b) above; or

(d)                                 offer to or agree to or announce any intention to effect any transaction specified in paragraph (a) or (b) above,

in each case, whether any of the transactions specified in paragraph (a) , (b) or (c) above is to be settled by delivery of Shares or such other equity securities of the Company, or in cash or otherwise (whether or not the issue of the Shares or such other securities will be completed within the aforesaid period), provided that the foregoing restrictions shall not apply to the issue of Shares by the Company pursuant to the exercise of any options granted under the Share Option Scheme or the grant of any options under the Share Option Scheme. In the event that, during the period of six months commencing on the date on which the First Six-Month Period expires (the Second Six-Month Period), the Company enters into any of the transactions specified in paragraph (a), (b) or (c) above or offers to or agrees to or announces any intention to effect any such transaction, the Company shall take all reasonable steps to ensure that such transaction, agreement or, as the may case may be, announcement will not create a disorderly or false market in the securities of the Company.

8.2          Each of the Company and the Controlling Shareholders agrees and undertakes that it shall not, and the Controlling Shareholders further undertakes to procure that the Company shall not, effect any purchase of Shares, or agree to do so, which may reduce the holdings of Shares held by the public (as defined in Rule 8.24 of the Listing Rules) below 25% on or before the date falling one year after the Listing Date, without first having obtained the prior written consent of the Joint Sponsors, provided that this Clause 8.2 shall only apply to CHNR until such time when it ceases to hold any Shares immediately after the completion of the CHNR Distribution.

8.3          Each of the Controlling Shareholders undertakes to each of the Company and the Joint Sponsors that, without the prior written consent of the Joint Sponsors and unless in compliance with the requirements of the Listing Rules, provided that this Clause 8.3 shall only apply to CHNR until such time when it ceases to hold any Shares immediately after the completion of the CHNR Distribution:

(a)                                 it will not, at any time during the First Six-Month Period, (i) sell, offer to sell, contract or agree to sell, lend, grant or sell any option, warrant, contract or right to purchase, purchase any option, warrant, contract or right to sell, or otherwise transfer or dispose of or create an Encumbrance over, or agree to transfer or dispose of or create an Encumbrance over, either directly or indirectly, conditionally or unconditionally, any Shares or any other equity securities of the Company or any interest in any of the foregoing (including, without limitation, any securities which are convertible into or exchangeable or exercisable for, or represent the right to receive, or any warrants or other rights to purchase, any Shares), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Shares, any other equity securities of the Company or any interest in any of the foregoing (including, without limitation, any securities convertible into or exchangeable or exercisable for, or represent the right to receive, or any warrants or other rights to purchase, any Shares), or agree to transfer or dispose of or create an Encumbrance over, either directly or indirectly, conditionally or unconditionally, any Shares, or any other equity securities of the Company or any interest in any of the foregoing (including, without limitation, any securities which are convertible into or exchangeable or exercisable for, or represent the right to receive, or any warrants or other rights to purchase, any Shares), or (iii) enter into any transaction with the same economic effect as any transaction specified in sub-paragraph (i) or (ii) above, or (iv) offer to or agree to or announce any intention to effect any transaction specified in sub-paragraph (i), (ii) or (iii) above, in each case, whether any of the transactions specified in sub-paragraph (i), (ii) or (iii) above is to be settled by delivery of Shares or any other equity securities of the Company, or in cash or otherwise;

(b)                                 it will not, during the Second Six-Month Period, enter into any of the transactions specified in paragraph (a)(i), (a)(ii) or (a)(iii) above or offer to or agree to or publicly announce any intention to effect any such transaction if, immediately following any sale, transfer or disposal or upon the exercise or enforcement of any option, right, interest or Encumbrance pursuant to such transaction, the Controlling Shareholder ceases to be a controlling shareholder of the Company; and

(c)                                  until the expiry of the Second Six-Month Period, in the event that it enters into any of the transactions specified in paragraph (a)(i), (a)(ii) or (a)(iii) above or offer to or agrees to or publicly announce any intention to effect any such transaction, it will take all reasonable steps to ensure that it will not create a disorderly or false market in the securities of the Company.

8.4          Each of the Controlling Shareholders further undertakes to each of the Company and the Joint Sponsors that it will, at any time within the period commencing on the date of this Agreement and ending on the date which is 12 months after the Listing Date, provided that this Clause 8.4 shall only apply to CHNR until such time when it ceases to hold any Shares immediately after the completion of the CHNR Distribution:

(a)                                 upon any pledge or charge in favour of an authorised institution (as defined in the Banking Ordinance (Chapter 155 of the Laws of Hong Kong) of any Shares or other equity securities of the Company beneficially owned by it for a bona fide commercial loan, immediately inform the Company and the Joint Sponsors in writing of such pledge or charge together with the number of Shares or other equity securities of the Company which are so pledged or charged; and

(b)                                 upon any indication received by it, either verbal or written, from any pledgee or chargee that any of the pledged or charged Shares or other equity securities of the Company will be disposed of, immediately inform the Company and the Joint Sponsors in writing of such indications.

The Company agrees and undertakes to the Joint Sponsors that, upon receiving such information in writing from any of the Controlling Shareholders, it shall, as soon as possible, notify the Stock Exchange and make a public announcement in relation to such information in accordance with the Listing Rules.

8.5          The undertakings in this Clause 8 shall remain in full force and effect notwithstanding completion of the Introduction and the matters and arrangements referred to in or contemplated by this Agreement.

9.             FURTHER UNDERTAKINGS

9.1          Except for the Listing Document and the Formal Notice, and except as otherwise provided in this Agreement, the Company undertakes that it shall not, without the prior written approval of the Joint Sponsors, issue, publish, distribute or otherwise make available any document (including but not limited to any listing document), announcement, material or information in connection with the Introduction (including any amendment or supplement thereto).

9.2          Without prejudice to the foregoing obligations, the Company undertakes to each of the Joint Sponsors that it will do or procure to be done all other acts and things as may be reasonably required to be done by the Company or any member of the Group to give effect to the Introduction in accordance with the terms thereof.

9.3          The Company shall comply with the terms and conditions of the Introduction, all obligations imposed on the Company by the Companies Ordinance, the Listing Rules and the Stock Market Listing Rules, and any relevant legislation or regulation, and all requirements of the Stock Exchange or any Governmental Authority in respect of or by reason of the matters contemplated by this Agreement and otherwise in connection with the Introduction including, but without limitation:

(a)                                 delivering to the Stock Exchange as soon as practicable the declaration in the form set out in Appendix 5, Form F of the Listing Rules;

(b)                                 the making available for inspection at the offices of Sullivan & Cromwell (Hong Kong), 28th Floor, Nine Queen’s Road, Central, Hong Kong from December 31, 2013 to January 14, 2014 (both dates inclusive) of copies of the documents referred to in the section headed “Documents Available for Inspection” in Appendix VI to the Listing Document;

(c)                                  doing all such things as are necessary to ensure that Admission is obtained and not cancelled or revoked;

(d)                                 procuring that the audited accounts of the Company for its financial year ended December 31, 2013 will be prepared on a basis consistent with the accounting policies adopted for the purposes of the financial statements contained in the Accountants’ Reports set out in Appendices I and II to the Listing Document;

(e)                                  for a period of one year following the Listing Date, continuing to (a) make and keep accurate books and records and (b) maintaining internal accounting controls (or implement additional internal accounting control measures) which provide assurance that the Company will satisfy its ongoing financial reporting obligations under the Listing Rules;

(f)                                   complying with the Listing Rules or other requirements to announce and disseminate to the public any information required by the Stock Exchange to be announced and disseminated to the public, provided that no such announcement shall be issued by the Company without having been submitted to the Joint Sponsors for their review not less than three Business Days prior to such issuance or such shorter period of time as is necessary for the Company to avoid violation of any law or regulation applicable to it;

(g)                                  complying with the Listing Rules or other requirements in relation to supplemental listing documents that may have to be issued in respect of the Introduction;

(h)                                 providing to the Joint Sponsors any such other resolutions, consents, authorities, documents, opinions and certificates which are relevant in the context of the Introduction owing to circumstances arising or events occurring after the date of this Agreement but before 8:00 a.m. on the Listing Date and as the Joint Sponsors may reasonably require;

(i)                                     at all times adopting and upholding a securities dealing code on terms no less exacting than those set out in the “Model Code for Securities Transactions by Directors of Listed Issuers” in Appendix 10 to the Listing Rules and use its best endeavours to procure that the Directors uphold, comply and act in accordance with the provisions of the same; and

(j)                                    so far as it is able and it remains lawful and proper for it to do so, complying with all the undertakings and commitments made by it or the Directors in the Listing Document.

9.4          The Company undertakes to the Joint Sponsors to seek and obtain continuing compliance advice for the Company and its Directors as required by the Listing Rules and as stipulated or contemplated under the Compliance Adviser Agreement.

9.5          Each of the Company and the Controlling Shareholders undertakes to provide all such information known to it, or which ought on reasonable enquiry to be known to it, relating to the Group or itself or otherwise as may be required by the Joint Sponsors in connection with the Introduction for the purposes of complying with any requirements of Applicable Laws or the Listing Rules, or of the Stock Exchange or the SFC.

9.6          The Company hereby undertakes that it will not (and will procure that no other member of the Group will) until the expiry of the First Six-Month Period, without consent from the Joint Sponsors:

(a)                                 enter into any contract or commitment of an unusual nature or not in its ordinary and usual course of business, whether or not that contract or commitment, if entered into prior to the date hereof, would constitute a material contract or a material commitment for the purpose of the Listing Document; or

(b)                                 which could materially and adversely affect the business or affairs of the Group as a whole.

9.7          The Company shall promptly provide full particulars thereof to the Joint Sponsors if, at any time up to or on the date falling six months after the Listing Date, there is a significant change which affects or is capable of affecting any information contained in the Listing Document and/or the Formal Notice; or a significant new matter arises, the inclusion of information in respect of which would have been required in the Listing Document and/or the Formal Notice had it arisen before any of them was issued, and, in connection therewith, further:

(i)                                     inform the Stock Exchange of such change or matter if so required by the Joint Sponsors;

(ii)                                  at its expense, promptly prepare documentation containing details of such change or matter if so required by the Stock Exchange or the Joint Sponsors and in a form approved by the Joint Sponsors, deliver such documentation through the Joint Sponsors to the Stock Exchange for approval and publish such documentation in such manner as the Stock Exchange or the Joint Sponsors may reasonably require;

(iii)                               at its expense, make all necessary announcements to the Stock Exchange and the press to avoid a false market being created in the Shares; and

(iv)                              not issue, publish, distribute or make available publicly any announcement, circular, document or other communication relating to any such change or matter without the prior written consent of the Joint Sponsors, and for the purposes of this Clause 9.7, significant means significant for the purpose of making an informed assessment of the matters mentioned in Rule 11.07 of the Listing Rules.

9.8          The Company undertakes to the Joint Sponsors that no member of the Group will, at any time during the period from the date of this Agreement up to and until 40 days from the Listing Date, issue, publish, distribute or otherwise make available any public announcements, circulars, notices, documents, material or information which would conflict with any statement in the Listing Document or relates to the Introduction without the prior consent of the Joint Sponsors.

9.9          Subject to Clause 9.4, if the Company or any other member of the Group seeks to make an announcement to the public within six months following the date of the Listing Document which would conflict with any statement in the Listing Document or relates to the Introduction, the Company undertakes to the Joint Sponsors that it shall notify the Joint Sponsors of such pending announcement on a day that is no less than two Business Days prior to the proposed date of the announcement.

9.10        Each of the Controlling Shareholders undertakes to the Joint Sponsors that it will comply with the provisions of the Listing Rules so far as they relate to a substantial shareholder (as therein defined) of the Company, for so long as it remains a substantial shareholder of the Company.

9.11        The Company shall not, and shall ensure that the Directors and the employees of the Company shall not, and shall use its best efforts to cause CHNR and its subsidiaries to not, provide information concerning the Company and the Introduction which is not already included and is not reasonably expected to be included in the Listing Document or is otherwise publicly available to any investment research analyst (other than the provision of information agreed upon by the Joint Sponsors for the purpose of a transaction as contemplated under paragraph 8(c) of the Mandate Letter) during the period from the Listing Date until 40 days thereafter.

9.12        Each of the Company and the Controlling Shareholders undertakes that for a period of one year from the date of this Agreement it will conduct its businesses in compliance with applicable anti-bribery and anti-corruption laws (including, as applicable, the FCPA) and all applicable Anti-Money Laundering Laws (including, as applicable, the Bank Secrecy Act) and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and will not engage in any dealings or transactions with any individual or entity, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

9.13        Except otherwise disclosed in the sections headed “Financial Information — Indebtedness” and “Financial Information — Contingent Liabilities” in the Listing Document, the Company undertakes that no material indebtedness (actual or contingent) and no contract, agreement or arrangement (other than employment contracts with current directors or officers of the Company or of any other member of the Group) will be outstanding between the Company or the relevant member of the Group, on the one hand, or any current or former Director or any officer of the Company or of the relevant member of the Group, or any of the Controlling Shareholders, or any associate of any of the foregoing persons, on the other hand.

9.14        Each of the Controlling Shareholders shall take all steps within its respective power and control as a shareholder to procure that the Company fulfils its obligations under this Agreement strictly in accordance with its terms.

9.15        The undertakings in this Clause 9 shall remain in full force and effect notwithstanding the completion of the Introduction and the matters and arrangements referred to or contemplated in this Agreement.

10.          MISCELLANEOUS

10.1        No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement shall:

(i)                                     impair such right, power or remedy; or

(ii)                                  operate as a waiver thereof.

10.2        The single or partial exercise of any right, power or remedy under this Agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.3        The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

10.4        Any liability to any of the Joint Sponsors under this Agreement may in whole or in part be waived, released, compounded, amended or compromised, or time or indulgence given by such Joint Sponsor in its absolute discretion without in any way prejudicing or affecting its rights against any other party under the same or a like liability whether joint and several or otherwise.

10.5        Any time, date or period specified in this Agreement may be extended by agreement among the Company and the Joint Sponsors and each of the other parties confirms that it shall be bound accordingly. Subject to the above, time shall be of the essence of this Agreement.

10.6        This Agreement shall be binding on, and enure for the benefit of, the parties and their respective successors, personal representatives and permitted assigns.

10.7        Any of the Joint Sponsors may assign to any person or persons the benefits of and interests and rights in or arising under this Agreement. Except as aforesaid, no other party shall assign or transfer all or any part of any benefit of, or interest or right in, this Agreement, or any benefit, interest, right or obligation arising under this Agreement.

10.8        Each party acknowledges that:

(i)                                     this Agreement supersedes any previous agreement between the parties in relation to the matters dealt with herein (save for the Mandate Letter, the provisions of which shall continue to be in full force and effect, other than as specified herein) and (together with the Mandate Letter) represents the entire understanding between the parties in relation thereto (Pre-contractual Statements);

(ii)                                  in entering into this Agreement on the terms set out in this Agreement it is not relying upon any Pre-contractual Statement which is not expressly set out herein or the documents referred to herein;

(iii)                               no party shall have any right of action (except in the case of fraud) against any other party to this Agreement arising out of or in connection with any Pre-contractual Statement except to the extent that such Pre-contractual Statement is repeated in this Agreement or the documents referred to herein; and

(iv)                              this Agreement may only be varied in writing and signed by each of the parties.

10.9        Each of the Company and the Controlling Shareholders shall from time to time after the date hereof as and when requested by any of the Joint Sponsors do or procure the doing of such acts and/or execute or procure the execution of all such assignments, assurances, acts and things as they may reasonably require to give full effect to this Agreement and to give the other parties the full benefit of this Agreement.

10.10      If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

(i)                                     the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(ii)                                 the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

10.11      Each of the Controlling Shareholders hereby irrevocably and unconditionally waives any right of contribution or recovery or any Action it may have or be entitled to take against the Company as a result of any Action made or taken against it, whether alone or jointly with the Company, as the case may be, in consequence of its entering into this Agreement or otherwise with respect to any act or matter relating to the Introduction.

11.          NOTICES

11.1        All notices delivered hereunder shall be in writing (other than writing on the screen of a visual display unit or other similar device which shall not be treated as writing for the purpose of this Clause 11) and shall be communicated to the following addresses in English:

If to the Company
Address	:	Room 2205, Shun Tak Centre 200 Connaught Road Central Sheung Wan Hong Kong
Fax	:	+852 28106963
For the attention of	:	Board of Directors

If to CHNR
Address	:	Room 2205, Shun Tak Centre 200 Connaught Road Central Sheung Wan Hong Kong
Fax	:	+852 28106963
For the attention of	:	Board of Directors

If to Feishang
Address	:	Room 2205, Shun Tak Centre 200 Connaught Road Central Sheung Wan Hong Kong
Fax	:	+852 28106963
For the attention of	:	Board of Directors

If to Laitan Investments
Address	:	Room 2205, Shun Tak Centre 200 Connaught Road Central Sheung Wan Hong Kong
Fax	:	+852 28106963
For the attention of	:	Board of Directors

If to Mr. Li
Address	:	18A, Huaxuge, Huafu No.1 Xiangmihu 1089 Xiangmei Road Futian District, Shenzhen Guangdong People’s Republic of China
Fax	:	+86 755 82991376
For the attention of	:	Mr. Li Feilie

If to Jefferies
Address	:	22nd Floor, Cheung Kong Center 2 Queen’s Road Central Hong Kong

Fax	:	+852 3017 6743
For the attention of	:	Senior General Counsel intl_legal@jefferies.com

If to Nomura
Address	:	30th Floor, Two International Finance Centre 8 Finance Street Central Hong Kong
Fax	:	+852 2536 1888
For the attention of	:	Investment Banking Division and Legal Department

11.2        Any such notice shall be served either personally or by sending it by express mail or by facsimile machine. Any notice shall be deemed to have been served as follows:

(i)                                     if served personally, when delivered; or

(ii)                                  if sent by post, two days (if posted within Hong Kong) or five days (if posted outside of Hong Kong) after it is posted; or

(iii)                               if sent by facsimile upon despatch to the facsimile number of the recipient, with the production of a transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient.

Any notice received or deemed to be received on a Sunday or public holiday shall be deemed to be received on the next Business Day.

11.3        A party may notify the other parties of a change to its relevant addressee, address or facsimile number for the purposes of Clause 11.1, provided that such notification shall only be effective on:

(i)                                     the date specified in the notification as the date on which the change is to take place; or

(ii)                                  if no date is specified or the date specified is earlier than the date on which a notice is deemed under Clause 11.2 above to have been duly given, the date on which such notice is so deemed to have been duly given.

12.          CONFIDENTIALITY

12.1        Subject to Clause 12.2, each party shall, and shall procure that their respective directors, officers and agents will, treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to:

(i)                                     the provisions of this Agreement;

(ii)                                  the negotiations relating to this Agreement;

(iii)                               the subject matter of this Agreement; or

(iv)                              the other parties.

12.2        Any party may disclose, or permit its directors, officers and agents to disclose, information which would otherwise be confidential, if and to the extent:

(i)                                     required by Applicable Laws (including, without limitation, the requirement to disclose the  material contracts entered into by the Company pursuant to the Listing Rules);

(ii)                                  required by any Governmental Authority, wherever situated, including, without limitation, the Stock Exchange, the SFC and the Registrar of Companies in Hong Kong, whether or not the requirement for information has the force of law;

(iii)                               required to vest the full benefit of this Agreement in such party;

(iv)                              disclosed to the professional advisers and auditors of such party, subject to duties of confidentiality;

(v)                                 the information is contained in the Listing Document or has come into the public domain through no fault of such party;

(vi)                              the other parties have given prior written approval to the disclosure, such approval not to be unreasonably withheld or delayed; or

(vii)                           (where the disclosure is otherwise than by the Joint Sponsors or their respective directors, officers or agents) the Joint Sponsors have given prior written approval to the disclosure (such approval not to be unreasonably withheld or delayed).

12.3        The restrictions contained in this Clause 12 shall continue to apply notwithstanding termination of this Agreement and after completion of the Introduction without limit in time.

13.          COUNTERPARTS

This Agreement may be executed in any number of counterparts and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Agreement by e-mail (pdf) or telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement.

14.          APPLICABLE LAW AND DISPUTE RESOLUTION

14.1        This Clause 14 shall apply to, and supersede paragraphs 10 and 11 of, the Mandate Letter.

14.2        This Agreement, including this dispute resolution Clause 14, shall be governed by and construed in accordance with the laws of Hong Kong.

14.3        The parties hereto unconditionally and irrevocably agree that the courts of Hong Kong shall have non-exclusive jurisdiction to settle any disputes or differences (including claims for set-off and counterclaims) arising out of or in connection with this Agreement, including any dispute regarding the validity or existence of this Agreement (each a Dispute).

14.4        The submission to jurisdiction pursuant to Clause 14.3 shall not (and shall not be construed so as to) limit the right of the Controlling Shareholder, the Company, the Joint

Sponsors or any of them to commence any proceeding against any other party in whatsoever jurisdictions shall to it seem fit nor shall the taking of any proceeding in any one or more jurisdictions preclude the taking of any proceeding in any other jurisdiction, whether concurrently or not.

14.5                        Subject to Clause 14.3, the taking of proceedings in any one or more jurisdictions shall not preclude the taking of the proceedings in any other jurisdiction, whether concurrently or not, to the extent permitted by the law of that jurisdiction.

14.6                        Each of the parties irrevocably waives (and irrevocably agrees not to raise) any objection which it may now or hereafter have to the laying of the venue of any proceedings in any court of competent jurisdiction and any claim of forum non conveniens and further irrevocably agrees that a judgment in any proceedings brought in any court referred to in this Clause 14 shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction.

14.7                        Should court proceedings be commenced by any of the Joint Sponsors in any jurisdiction other than Hong Kong, upon being given notice of such proceedings in writing, the party against whom such proceedings have been brought shall immediately appoint an agent to accept service of process in that jurisdiction and shall give notice to the Joint Sponsors of the details and address for service of such agent.

14.8                        The right and obligation of the parties to settle Disputes pursuant to this Clause 14 shall survive the termination or cancellation of this Agreement.

15.                               JUDGEMENT CURRENCY INDEMNITY

15.1                        If for the purposes of obtaining judgment in any court by any party (for the purposes of this Clause 15, the Claiming Party) it is necessary to convert a sum due hereunder into any currency other than Hong Kong dollars, the parties agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be the rate at which in accordance with normal banking procedures such Claiming Party could purchase Hong Kong dollars with such other currency in Hong Kong on the Business Day preceding that on which final judgment is given.

15.2                        The obligation of any party in respect of any sum due from such party (for the purposes of this Clause 15, the Obligor) to any Claiming Party shall, notwithstanding any judgment in a currency other than Hong Kong dollars, not be discharged until the first Business Day following receipt by such Claiming Party of any sum adjudged to be so due in such other currency, on which (and only to the extent that) such Claiming Party may in accordance with normal banking procedures purchase Hong Kong dollars with such other currency.

15.3                        If the Hong Kong dollars purchased pursuant to this Clause 15 are less than the sum originally due to the Claiming Party, such Obligor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Claiming Party against such loss.

15.4                        If the Hong Kong dollars purchased pursuant to this Clause 15 are greater than the sum originally due to the Claiming Party, the Claiming Party agrees, as a separate obligation and notwithstanding any such judgment, to repay to the Obligor an amount equal to the excess of the Hong Kong dollars so purchased over the sum originally due hereunder to the Claiming Party.

IN WITNESS WHEREOF this Agreement has been entered into the day and year first above written.

SIGNED by	)
for and on behalf of	)
FEISHANG ANTHRACITE RESOURCES LIMITED	)
in the presence of:	)	/s/ Li Feilie

/s/ Wong Wah On Edward
Name:
Title:

SIGNED by	)
for and on behalf of	)
CHINA NATURAL RESOURCES, INC.	)
in the presence of:	)	/s/ Li Feilie

/s/ Wong Wah On Edward
Name:
Title:

SIGNED by	)
for and on behalf of	)
FEISHANG GROUP LIMITED	)
in the presence of:	)	/s/ Li Feilie

/s/ Wong Wah On Edward
Name:
Title:

SIGNED by	)
for and on behalf of	)
LAITAN INVESTMENTS LIMITED	)
in the presence of:	)	/s/ Li Feilie

/s/ Wong Wah On Edward
Name:
Title:

SIGNED by	)
LI FEILIE	)
in the presence of:	)
	)	/s/ Li Feilie

/s/ Wong Wah On Edward
Name:
Title:

SIGNED by	)
for and on behalf of	)
JEFFERIES HONG KONG LIMITED	)
in the presence of:	)
	)	/s/ Katherine Huang
Katherine Huang

/s/ Seline Tan
Name:	Seline Tan
Title:	Senior Assistant

SIGNED by	)
for and on behalf of	)
NOMURA INTERNATIONAL (HONG KONG) LIMITED	)
in the presence of:	)	/s/ Zhizhong Yang
Zhizhong Yang

/s/ Leon He
Name:	Leon He
Title:	Analyst
30/F, Two International Finance Centre
8 Finance Street, Central
Hong Kong

SCHEDULE 1

THE CONTROLLING SHAREHOLDERS

(1)                                 CHINA NATURAL RESOURCES, INC., a company incorporated in the BVI with limited liability, whose registered office is at Sea Meadow House, Blackburne Highway, P.O. Box 116, Road Town, Tortola, British Virgin Islands and whose shares are listed on the NASDAQ Capital Market (stock code: CHNR) (CHNR);

(2)                                 FEISHANG GROUP LIMITED, a company incorporated in the BVI with limited liability, whose registered office is at P.O. Box 3444, Road Town, Tortola, British Virgin Islands (Feishang);

(3)                                 LAITAN INVESTMENTS LIMITED, a company incorporated in the BVI with limited liability, whose registered office is at P.O. Box 3444, Road Town, Tortola, British Virgin Islands (Laitan Investments); and

(4)                                 LI FEILIE, holder of Macau ID No 1372402(6), of Flat 5-1, Fragrance House, Ocean Garden, The Fifth Street, Ocean Garden, Taipa, Macao, People’s Republic of China (Mr. Li).

SCHEDULE 2

WARRANTIES

Part A

Representations and Warranties Given by the Company

1.                                      ACCURACY OF INFORMATION

1.1                               All information disclosed or made available in writing or orally and used as the basis of information contained in each of the Listing Document, Formal Notice and the Verification Notes and the answers and documents referred to therein (and any new or additional information serving to update or amend the Verification Notes so disclosed or made available prior to the date of this Agreement) by or on behalf of the Company, any other member of the Group and/or any of their respective directors, officers, employees or agents, to the Joint Sponsors, the Experts and other professional advisers to the Company or the Joint Sponsors for the purposes of the Introduction was when given, and remains, complete, true and accurate in all material respects and not misleading and with no material omissions, and all forecasts, estimates, opinions or belief so disclosed or made available have been made after due, careful and proper consideration, can be properly supported and, where appropriate, are based on assumptions referred to in each of the Listing Document and Formal Notice (to the extent there are any) and represent the Company’s views based upon facts known to the Company or which ought on reasonable enquiry to have been known to the Company, any other member of the Group or any of their respective directors, officers, employees or agents.

1.2                               All statements and information in the Listing Document and Formal Notice and in any other written material approved by any member of the Group are true and accurate in all material respects and are not misleading whether by omission or misstatement, and do not omit or will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

1.3                               All statements or expressions of opinion or intention in the Listing Document and Formal Notice (including, without limitation, the statements regarding the sufficiency of working capital, use of proceeds, profit forecast, critical accounting policies, indebtedness, prospects, dividends, material contracts and litigation), at and as of the date of this Agreement, the Listing Document Date and at all other times when the Warranties given by the Company are repeated pursuant to this Agreement, are made on reasonable grounds, where appropriate, based on reasonable assumptions, and such grounds or assumptions are held by the Company or the Directors to be true and there are or will be no other facts known or which could, upon due and careful inquiry, have been known to the Company or the Directors the omission of which would make any such statement or expression misleading.

1.4                               All forecasts and estimates, if any, contained in the Listing Document have been made after due and proper consideration and on the bases and assumptions referred to in therein and represent or will continue to represent reasonable and fair expectations based on facts known to the Company and/or the Directors, and there are and will be no other bases and assumptions on which such forecasts or estimates have been prepared, other than the bases and assumptions referred to in the Listing Document in which such forecasts or estimates are contained. Such forecasts or estimates do not or will not omit or neglect to include or take into account of any facts or matters which are or may be material to such forecasts or estimates or to the Introduction.

1.5                               All statistical or market-related data included in the Listing Document that come from the Company have been derived from the records of the Company and the other members of the Group using systems and procedures which incorporate adequate safeguards to ensure that the data are complete, true and accurate and not misleading. All statistical and market-related data included in the Listing Document that come from sources other than the Company are based on or derived from sources which are reliable and accurate and present fairly such sources, and the Company has obtained the written consent to the use of such data from such sources to the extent required.

1.6                               Without prejudice to any of the other Warranties:

(a)                                 the statements contained in the Listing Document relating to the Group’s indebtedness as at close of business on October 31, 2013 are complete, true and accurate and all material developments in relation to the Company’s indebtedness have been disclosed;

(b)                                 the statements relating to working capital contained in the section headed “Financial Information” in the Listing Document are complete, true and accurate;

(c)                                  the statements relating to no material adverse change contained in the section headed “Financial Information” in the Listing Document are complete, true and accurate;

(d)                                 the statements relating to the Group’s liquidity and capital resources contained in the section headed “Financial Information” in the Listing Document are complete, true and accurate;

(e)                                  the interests of the Directors in the share capital of the Company and in the contracts with the Company and other members of the Group are fully and accurately disclosed in the section headed “Statutory and General Information” in Appendix V to the Listing Document;

(f)                                   the statements contained in the section headed “Risk Factors” in the Listing Document are complete, true and accurate in all material respects and represent the true and honest belief of the Directors arrived at after due, proper and careful consideration; and

(g)                                  the reply to each question set out in the Verification Notes given by or on behalf of the Company or the Directors was so given by a person having appropriate knowledge and duly authorised for such purposes and all such replies have been given in full and in good faith and were, and remain, complete, true and accurate in all material respects and not misleading.

1.7                               The Listing Document contains or includes all material information and particulars required to comply with the Companies Ordinance, the BVI Companies Act, the Listing Rules and all other Applicable Laws so far as applicable to any of the foregoing, such listing by way of introduction, the terms of the Introduction and/or the Listing. No circumstances, event or situation exists or has arisen which are likely to materially or adversely affect the condition of the Company or any other member of the Group, financial or otherwise, or the earnings, affairs or business or trading prospects of the Group which has not been disclosed in the Listing Document.

1.8                               All information disclosed or made available (or which is required to have been disclosed or made available, including, without limitation, as necessary or relevant to the performance by the Joint Sponsors of their obligations as sponsors under the Listing Rules) in writing or orally from time to time by or on behalf of the Company or any of the other members of the Group or any director, officer, employee or agent of the Company or any of the other members of the Group to the Stock Exchange, the SFC, any Governmental Authority, the Joint Sponsors, the Experts and the legal and other professional advisers for the Company or the Joint Sponsors, for the purposes of the Introduction and/or the Listing (including, without limitation, for the purposes of replying to queries raised by the Stock Exchange or the SFC or any Governmental Authority) was so disclosed or made available in full and in good faith and was, and remains, complete, true and accurate in all material respects and not misleading, and there is no other information which has not been provided the result of which would make the information so received misleading.

1.9                               All filings and submissions provided by or on behalf of the Company or any of the other members of the Group to the Stock Exchange and/or the SFC and/or any Governmental Authority have complied or will comply with all Applicable Laws and all statements of fact contained therein are and will be true, accurate and complete in all material respects and not misleading.

1.10                        None of the Directors has revoked or withdrawn the authority and confirmation in the responsibility letter, statement of interests, power of attorney, Director’s certificate, declaration and undertaking with regard to directors (Form B) and confirmation letter, issued by him to the Stock Exchange and/or the Company and/or the Joint Sponsors, and such authority and confirmations remain in full force and effect.

1.11                        The Recitals, as they relate to the Group and the Introduction, are true and accurate in all material respects.

2.                                      THE COMPANY AND THE GROUP

2.1                               As at the date of this Agreement, the Company has the authorised and issued share capital as set out in the section headed “Statutory and General Information — Further Information about our Company — Changes in the Share Capital of our Company” in the Listing Document and all of the issued Shares have been duly authorised and validly issued and are fully paid and non-assessable, have been issued in compliance with all Applicable Laws, were not issued in violation of any pre-emptive right, resale right, right of first refusal or similar right and are subject to no Encumbrance or adverse claims. There are no options, warrants or other rights to purchase, agreements or other obligations to issue or other rights to convert any obligation into shares of capital stock or other equity interests of the Company (save in respect of the options granted or which may be granted under the Share Option Scheme).

2.2                               The Company has been duly incorporated and is validly existing as a company with limited liability under the laws of the BVI, with full right, power and authority (corporate and other) to conduct its business in the manner presently conducted and as described in the Listing Document, to execute and deliver each of this Agreement and to implement and consummate the Introduction on the terms set forth in the Listing Document.

2.3                               Each member of the Group (other than the Company) has been duly incorporated, registered or organised and is validly existing as a legal person in good standing under the Applicable Laws of the jurisdiction of its incorporation, registration or organisation, with full right, power and authority (corporate and other) to conduct its business in the manner presently conducted and as described in the Listing Document. Each member of the Group (other than the Company) is duly qualified to transact business and is in good standing. The memorandum and articles of association or other constitutive documents and the business licence of each member of the Group (other than the Company) comply with the requirements of the Applicable Laws of the jurisdiction of its incorporation, registration or organisation, and are in full force and effect. All Approvals applicable to or necessary for the establishment of each member of the Group, any of its constitutive documents or its registered or share capital have been duly obtained or made, and all Approvals are unconditional and in full force and effect. Except as set out in the Listing Document, each member of the Group has full power and authority to declare, make or pay any dividend or other distribution and to repay loans to any of its shareholders without the need for any consents, approvals, authorisations, filings and registrations of or with any Governmental Authority. None of the members of the Group have any liabilities (contingent or otherwise) which are material to the financial position, business or operations of the Group.

2.4                               Save as disclosed in the Listing Document, the Accountants’ Reports and the General Legal Opinions, (a) the Company has no subsidiaries or jointly-controlled companies; (b) the Company owns all of the issued or registered share capital or other equity interests of or in each of the other members of the Group free and clear of any Encumbrances; (c) other than the share capital or other equity interests of or in the other members of the Group, the Company does not own, directly or indirectly, any share capital or any other equity interests or long-term debt securities of or in any corporation, firm, partnership, joint venture, association or other entity; (d) all of the issued shares of each of the members of the Group have been duly authorised and validly issued, are fully paid up and non-assessable, have been issued in compliance with all Applicable Laws and were not issued in violation of any pre-emptive right, resale right, right of first refusal or similar right; and (e) no options, warrants or other rights to purchase, agreements or other obligations to issue or other rights to convert any obligation into shares of capital stock or other equity interests of or in any member of the Group are outstanding.

3.                                      THE SHARES

3.1                               The ultimate beneficial owners of the Shares prior to the Listing are fully and accurately disclosed in the Listing Document.

3.2                               All issued Shares in the capital of the Company have been duly authorised and are validly issued and fully paid (or credited as fully paid).

3.3                               The Shares have been duly and validly authorised and, when distributed under the CHNR Distribution, will be duly and validly registered and non-assessable, free of any pre-emptive right, resale right, right of first refusal or similar right and subject to no Encumbrance. The holders of all Shares received under the CHNR Distribution will be entitled to all voting rights attached to such Shares and to participate in all dividends or other distributions which may be declared, paid or made on or in respect of the Shares at any time on or after the date of the CHNR Distribution. No holder of Shares following the completion of the CHNR Distribution will be subject to personal liability in respect of the Company’s liabilities or obligations by reason only of being such a holder.

3.4                               As at the Listing Date, the Company will have the authorised and issued share capital as set out in the section headed “Statutory and General Information — Further Information about our Company — Changes in the Share Capital of our Company” in the Listing Document. The share capital of the Company conforms to each description thereof contained in the Listing Document and such description is complete, true and accurate. The certificates for the Shares, when issued, will be in due and proper form such as to be legal and valid under the laws of BVI.

4.                                      THIS AGREEMENT

4.1                               This Agreement has been duly authorised, executed and delivered by the Company and, when validly authorised, executed and delivered by the other parties hereto and thereto, constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms.

5.                                      NO CONFLICT, COMPLIANCE AND APPROVALS

5.1                               No member of the Group is in breach or violation of, or in default under (nor has any event occurred which, with notice or lapse of time or fulfilment of any condition or compliance with any formality or all of the foregoing, would result in a breach or violation of, constitute a default under or give the holder of any indebtedness (or a person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or part of such indebtedness under:

(a)                                 its memorandum and articles of association or other constitutive documents and its business licence;

(b)                                any indenture, mortgage, deed of trust, loan or credit agreement or other evidence of indebtedness, or any licence, lease, contract or other agreement or instrument to which it is a party or by which it or any of its properties or assets may be bound or affected; or

(c)                                  any Applicable Laws applicable to it or any of its properties or assets.

5.2                               The execution and delivery of this Agreement and the consummation of the transactions herein or therein contemplated, the consummation of the CHNR Distribution and the Introduction and the fulfillment of the terms hereof or thereof, do not and will not conflict with, or result in a breach or violation of, or constitute a default under (or constitute any event which, with notice or lapse of time or fulfilment of any condition or compliance with any formality or all of the foregoing, would result in a breach or violation of, constitute a default under or give the holder of any indebtedness (or a person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or part of such indebtedness under), or result in the creation or imposition of an Encumbrance on any property or assets of any member of the Group under:

(a)                                 the memorandum and articles of association or other constitutive documents or the business licence of any member of the Group;

(b)                                 any indenture, mortgage, deed of trust, loan or credit agreement or other evidence of indebtedness, or any licence, lease, contract or other agreement or instrument to which any member of the Group is a party or by which any member of the Group is bound or any of its properties or assets may be bound or affected; or

(c)                                  any Applicable Laws applicable to any member of the Group or any of its properties or assets, or the Listing Rules.

5.3                               Approval in principle has been obtained from the Listing Committee for the listing of, and permission to deal in, the Shares on the Main Board of the Stock Exchange, and there is no reason to believe that such Approval may be revoked, suspended or modified.

5.4                               Except for the final approval from the Stock Exchange for the listing of, and permission to deal in, the Shares on the Main Board of the Stock Exchange, all Approvals and

filings under any Applicable Laws applicable to, or from or with any Governmental Authority having jurisdiction over, any member of the Group or any of their respective properties or assets, or otherwise from or with any other persons, required in connection with the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated by this Agreement or the consummation of the Introduction, and there is no reason to believe that any such Approvals and filings may be revoked, suspended or modified.

5.5                               Save as contemplated by the Share Option Scheme, no person has the right, contractual or otherwise, to cause the Company to issue or sell to it any Shares or shares of any other capital stock of the Company. Other than the Joint Sponsors, no person has the right to act as an underwriter or as a financial adviser to the Company in connection with the Introduction.

5.6                               Save as disclosed in the Listing Document, (a) the Company and the other members of the Group (i) have conducted and are conducting their respective businesses and operations in compliance with all Applicable Laws and (ii) have obtained or made and hold and are in compliance with all Approvals and filings (including, without limitation, any Mining Permits) under any Applicable Laws to, or from or with any Governmental Authority having jurisdiction over, any Subsidiary or any of its assets or the Properties, or otherwise from or with any other persons, required in order to own, lease, license and use its assets and the Properties and conduct its businesses and operations; (b) such Approvals and filings do not contain any conditions precedent that have not been fulfilled or performed or other materially burdensome restrictions or conditions not described in the Listing Document; and (c) all such Approvals and filings are valid and in full force and effect, and no member of the Group is in violation of, or in default under, or has received notice of any action, suit, proceeding, investigation or inquiry relating to revocation, suspension or modification of, or has any reason to believe that any Governmental Authority is considering revoking, suspending or modifying, any such Approvals and filings.

5.7                               The CHNR Distribution and the other transactions provided for or contemplated by this Agreement and all related arrangements will, in so far as they are the responsibility of the Company or any other member of the Group, be carried out in accordance with all Applicable Laws and regulatory requirements in Hong Kong, the United States and BVI.

6.                                      ACCOUNTS AND OTHER FINANCIAL INFORMATION

6.1                               The Reporting Accountant, whose audit report on certain consolidated financial statements of the Company is included in the Listing Document, is an independent public accountant as defined by the Hong Kong Institute of Certified Public Accountants and its rulings and interpretations.

6.2

(a)                                 The audited and unaudited financial statements and accounts of the Group upon which the Accountants’ Reports are based have been prepared in accordance with (i) all Applicable Laws and financial regulations of the relevant jurisdiction(s) in force at the time of their preparation and (ii) the accounting principles, policies and practices described in such accounts, which have been consistently applied, and correctly state the assets of the relevant members of the Group and give a true and fair view of the state of affairs and financial condition of the relevant members of the Group as at the end of such financial periods, and the results and cash flows of such members of the Group for each such period;

(b)                                 the description of the applicable accounting principles, policies and practices described in, and the notes to, the various accounts of members of the Group referred to in paragraph (a) above are, in every case, true and accurate and not misleading. Such accounting principles, policies and practices have, except as stated in such accounts, in all cases, accorded with generally accepted accounting principles, standards and practices in the jurisdictions concerned as current or in force at the time of preparation and applicable to the relevant member of the Group;

(c)                                  the audited consolidated financial statements (and the notes thereto) of the Company included in the Listing Document give a true and fair view of the consolidated financial position of the Group as at the dates indicated and the consolidated results of operations, cash flows and changes in shareholders’ equity of the Group for the periods specified, and have been prepared in conformity with IFRS and the accounting policies of the Company applied on a consistent basis throughout the periods involved, are not affected by any exceptional item or other unusual or non-recurring items (or by any other matter which has rendered profits or losses unusually high or low), and do not include transactions not normally undertaken by the Group, and make full provision for all actual liabilities and appropriate provision for (or appropriate provision in accordance with IFRS) all material contingent or deferred liabilities of the various members of the Group including without limitation, adequate provision for bad or doubtful debts and proper and adequate provision for all tax liabilities (including deferred tax);

(d)                                 all summary and selected financial data included in the Listing Document are true, accurate and complete in all material respects; and

(e)                                  the pro forma net tangible assets (and the notes thereto) (and all other pro forma financial statements, information or data, if any) included in the Listing Document have been prepared in accordance with the applicable requirements of the Listing Rules, the assumptions used in the preparation of such pro forma net tangible assets (and other pro forma financial statements, information and data, if any) are reasonable, the pro forma adjustments used therein are appropriate to give effect to the transactions or circumstances described therein, and the pro forma adjustments have been properly applied to the historical amounts in the compilation of the pro forma net tangible assets (and other pro forma financial statements, information and data, if any).

6.3

(a)                                 The audited and unaudited financial statements and accounts of the Guizhou Puxin Group upon which the Accountants’ Reports are based have been prepared in accordance with (i) all Applicable Laws and financial regulations of the relevant jurisdiction(s) in force at the time of their preparation and (ii) the accounting principles, policies and practices described in such accounts, which have been consistently applied, and correctly state the assets of the relevant members of the Guizhou Puxin Group and give a true and fair view of the state of affairs and financial condition of the relevant members of the Guizhou Puxin Group as at the end of such financial periods, and the results and cash flows of such members of the Guizhou Puxin Group for each such period;

(b)                                 the description of the applicable accounting principles, policies and practices described in, and the notes to, the various accounts of members of the Guizhou Puxin Group referred to in paragraph (a) above are, in every case, true and accurate and not misleading. Such accounting principles, policies and practices have, except as stated

in such accounts, in all cases, accorded with generally accepted accounting principles, standards and practices in the jurisdictions concerned as current or in force at the time of preparation and applicable to the relevant member of the Guizhou Puxin Group; and

(c)                                  the audited consolidated financial statements (and the notes thereto) of Guizhou Puxin included in the Listing Document give a true and fair view of the consolidated financial position of the Guizhou Puxin Group as at the dates indicated and the consolidated results of operations, cash flows and changes in shareholders’ equity of the Guizhou Puxin Group for the periods specified, and have been prepared in conformity with IFRS and the accounting policies of Guizhou Puxin applied on a consistent basis throughout the periods involved, are not affected by any exceptional item or other unusual or non-recurring items (or by any other matter which has rendered profits or losses unusually high or low), and do not include transactions not normally undertaken by the Guizhou Puxin Group, and make full provision for all actual liabilities and appropriate provision for (or appropriate provision in accordance with IFRS) all material contingent or deferred liabilities of the various members of the Guizhou Puxin Group including without limitation, adequate provision for bad or doubtful debts and proper and adequate provision for all tax liabilities (including deferred tax).

6.4                               The Listing Document accurately and fully describes (a) all trends, demands, commitments, events, uncertainties and risks, and the potential effects thereof, that the Company believes would materially affect liquidity of any member of the Group and could reasonably be expected to occur, and (b) all material off balance sheet transactions, arrangements, obligations and liabilities, direct or contingent. Other than as disclosed in the Listing Document, the Group does not have any material relationships with unconsolidated entities that are contractually limited to narrow activities that facilitate the transfer of or access to assets by the Group, such as structured finance entities and special purpose entities, which would, or could reasonably be expected to, have a material effect on the liquidity of the Group or the availability thereof or the requirements of the Group for capital resources.

6.5                               The memorandum on the forecast of the consolidated profit of the Group (as set out in the memorandum of the Board on the profit forecast for the three months ending December 31, 2013), which memorandum has been approved by the Directors and reviewed by the Reporting Accountant in connection with the Introduction, has been prepared after due and careful enquiry and on the bases and assumptions stated in such memorandum which the Directors believe to be fair and reasonable and (a) all statements of fact in such memorandum are complete, true and accurate and not misleading, (b) all expressions of opinion contained in such memorandum are fair and reasonable, are held by the Directors and can be properly supported and (c) there are no other material facts or assumptions which in any case ought reasonably to have been taken into account which have not been taken into account in the preparation of such memorandum.

6.6                               The memorandum on the working capital projections of the Group (as set out in the memorandum of the Board on the working capital forecast for the twelve months ending 31 December 2014), which memorandum has been approved by the Directors and reviewed by the Reporting Accountant in connection with the Introduction, has been prepared after due and careful enquiry and on the bases and assumptions stated in such memorandum which the Directors believe to be fair and reasonable and (a) all statements of fact in such memorandum are complete, true and accurate and not misleading, (b) all expressions of opinion contained in such memorandum are fair and reasonable, are held by the Directors and can be properly supported and (c) there are no other material facts or assumptions which in any case ought reasonably to have been taken into account which have not been taken into account in the preparation of such memorandum. Based on such memorandum on the working capital projections, the Directors have come to the opinion that the working capital available to the Group is and will be sufficient for 125% of the Group’s present requirements and in all events for at least 12 months from the date of the Listing Document.

6.7                               (a) The factual contents of the reports, letters or certificates of the Reporting Accountant are and will remain complete, true and accurate (and where such information is subsequently amended, updated or replaced, such amended, updated or replaced information is complete, true and accurate) and no material fact or matter has been omitted therefrom which would make the contents of any of such reports, letters or certificates misleading, and the opinions attributed to the Directors in such reports or letters or certificates are held in good faith based upon facts within the best of their knowledge after due and careful inquiry, (b) no information was withheld from the Reporting Accountant for the purposes of their preparation of their report contained in the Listing Document and the comfort letters to be issued by the Reporting Accountant in connection with the Introduction and all information given to the Reporting Accountant for such purposes was given in good faith and there is no other information which has not been provided the result of which would make the information so received misleading and (c) no information was withheld from the Reporting Accountant or the Joint Sponsors for the purposes of their review of the forecast of profit and earnings per Share and the pro forma net tangible assets and all other pro forma financial statements, information or data, if any, of the Company included in the Listing Document or their review of the Company’s cash flow and working capital projections, estimated capital expenditures and financial reporting procedures.

7.                                      INDEBTEDNESS AND MATERIAL OBLIGATIONS

7.1                               Except otherwise disclosed in the Listing Document, the Accountants’ Reports and the General Legal Opinions,:

(i)                                     no member of the Group has any material outstanding liabilities, term loans, other borrowings or indebtedness in the nature of borrowings, including, without limitation, bank overdrafts and loans, debt securities or similar indebtedness, and hire purchase commitments, or any material mortgage or charge or any material guarantee or other contingent liabilities;

(ii)                                  no material outstanding indebtedness of any member of the Group has (or, with notice or lapse of time or fulfilment of any condition or compliance with any formality or all of the foregoing, will) become repayable before its stated maturity, nor has (or, with notice or lapse of time or fulfilment of any condition or compliance with any formality or all of the foregoing, will) any security in respect of such indebtedness become enforceable by reason of default of such member of the Group;

(iii)                               no person to whom any material indebtedness of any member of the Group that is repayable on demand is owed has demanded or threatened to demand repayment of, or to take steps to enforce any security for, the same;

(iv)                              no circumstance has arisen such that any person is now entitled to require payment of any material indebtedness of the Group or under any guarantee of any material liability of any member of the Group by reason of default of such member of Group or any other person or under any material guarantee given by any member of the Group;

(v)                                 the amounts borrowed by each member of the Group do not exceed any limitation on its borrowing contained in its memorandum and articles of association or other constitutional documents or its business licence or in any debenture or other deed or document binding upon it,

(vi)                              no member of the Group has factored any of its material debts or engaged in financing of a type which would not be required to be shown or reflected in its audited accounts; and

(vii)                           with respect to each of the borrowing facilities of any member of the Group which is material to the Group: (i) such borrowing facility has been duly authorised, executed and delivered by them, and is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect, (ii) the Company is not aware of any restrictions that would limit the Company’s ability to draw down on any undrawn amounts outstanding under such borrowing facility, upon satisfaction of applicable conditions specified therein and the Company is not aware of any circumstance which will render any such condition not being able to be satisfied; and (iii) the Company is not aware of any event, circumstances that have occurred or exists which could cause any undrawn amounts under such borrowing facility to be unavailable for drawing as required.

8.                                      SUBSEQUENT EVENTS

8.1                               Events which occurred subsequent to June 30, 2013 and which are material to the Group have been disclosed in the section headed “Recent Developments” in the Listing Document.

9.                                      INTELLECTUAL PROPERTY

9.1                               Full details of all registered Intellectual Property (including applications to register the same) owned or used by any member of the Group are disclosed in the section headed “Statutory and General Information — Further Information About Our Business — Intellectual Property Rights” in the Listing Document and such disclosure is true, accurate and complete in all material respects.

10.                               COMPLIANCE WITH EMPLOYMENT AND LABOUR LAWS

10.1                        The description of the Group’s obligations under Applicable Laws to provide housing, provident fund, social insurance, severance, pension, retirement, death or disability benefits or other actual or contingent employee benefits is disclosed in the section headed “Directors and Senior Management” in the Listing Document and such disclosure is true, accurate and complete in all material respects.

10.2                        Save as disclosed in the Listing Document and the General Legal Opinions, (a) there is (i) no dispute with the Directors and no strike, labour dispute, slowdown or stoppage or other conflict with the employees of any member of the Group pending or threatened against any member of the Group, and (ii) no union representation dispute currently existing concerning the employees of any member of the Group and (b) there have been and there are no material violations of any labour and employment laws of the PRC by the Group which could in any manner be material to the operations or assets of the Group.

11.                               COMPLIANCE WITH ENVIRONMENTAL AND CONSTRUCTION LAWS

Save as disclosed in the section headed “Business — Environmental Matters” in the Listing Document and in the PRC General Legal Opinions, the Company and the other members of the Group and their respective assets and operations are in compliance with, and the Company and each of the other members of the Group have obtained or made and hold and are in material compliance with all Approvals and filings required under, any and all applicable Environmental and Construction Laws.

12.                               INSURANCE

The description of the Group’s insurance arrangements is disclosed in the section headed “Business — Insurance” in the Listing Document and such disclosure is true, accurate and complete in all material respects.

13.                               INTERNAL CONTROLS

13.1                        The Group has established and maintains and evaluates disclosure and corporate governance controls and procedures to ensure that (a) material information relating to the Group is made known in a timely manner to the Board and Company’s management by others within those entities and (b) the Company and the Board comply in a timely manner with the requirements of the Listing Rules, the Hong Kong Codes on Takeovers and Mergers and Share Repurchases, the SFO, the Companies Ordinance and the BVI Companies Law and any other Applicable Laws, including, without limitation, the requirements of the Listing Rules and the SFO on disclosure of price-sensitive or inside information and notifiable, connected and other transactions required to be disclosed, and such disclosure and corporate governance controls and procedures are effective to perform the functions for which they were established and documented properly and the implementation of such disclosure and corporate governance controls and procedures policies are monitored by the responsible persons. For the purposes of this paragraph 13.2, the term disclosure and corporate governance controls and procedures means controls and other procedures that are designed to ensure that information required to be disclosed by the Company, including, without limitation, information in reports that it files or submits under any Applicable Laws, price-sensitive or inside information and information on notifiable, connected and other transactions required to be disclosed, is recorded, processed, summarised and reported, in a timely manner and in any event within the time period required by Applicable Laws.

13.2                        A copy of the Company’s internal control report prepared by the Internal Control Consultant and dated July 27, 2013 as supplemented on December 9, 2013 have been provided to the Joint Sponsors (the Internal Control Report). To the best knowledge of the Company, no material information was withheld from the Internal Control Consultant in connection with its preparation of the Internal Control Report.

13.3                        Any issues identified and as disclosed in the Internal Control Report prepared by the Internal Controls Consultant have been rectified or improved to a sufficient standard or level for the operation and maintenance of efficient systems of internal accounting and financial reporting controls and disclosure and corporate governance controls and procedures that are effective to perform the functions for which they were established and to allow compliance by the Company and the Board with all Applicable Laws, and no such issues have materially and adversely affected, or could reasonably be expected to materially and adversely affect, such controls and procedures or such ability to comply with all Applicable Laws.

14.                               COMPLIANCE WITH BRIBERY, ANTI-MONEY LAUNDERING AND SANCTIONS LAWS

14.1        Neither the Company nor any member of the Group or any directors of the Company or of any member of the Group, nor to the knowledge of the Company, any officer, employee, agent or representative of the Company or of any member of the Group, has (i) taken any action in furtherance of an offer, payment, promise to pay, or authorisation or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organisation, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) in Hong Kong, the United States or any other jurisdiction; (ii) made any contribution to any candidate for public office in a manner which does not comply with the Applicable Laws; or (iii) made any bribe, rebate payoff, influence payment, or other unlawful payment to influence official action or secure an improper advantage; and the Group has conducted its businesses in compliance with applicable anti-corruption laws (including, but not limited to, the FCPA and the United Kingdom Bribery Act of 2010, as amended, and the rules and regulations thereunder) and has instituted and maintains policies and procedures designed to promote and achieve compliance with such laws.

14.2        The operations of the Group are in compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and/or any member of the Group conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the Anti-Money Laundering Laws), and no action, suit or proceeding by or before any court or Governmental Authority or body or any arbitrator involving the Company or any member of the Group with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

14.3        Neither the Company nor any member of the Group or any directors of the Company or of any member of the Group or, to the knowledge of the Company, any officer, employee, agent or representative of any member of the Group, is an individual or entity that is, or is owned or controlled by an individual or entity that is the subject of any Sanctions nor located, organised or resident in a country or territory that is the subject of Sanctions (including, without limitation, Belarus, Burma/Myanmar, Cuba, Iran, Iraq, Ivory Coast, Lebanon, Libya, North Korea, Somalia, Sudan, Syria, Yemen and Zimbabwe). No member of the Group has knowingly engaged in or is now knowingly engaged in, any dealings or transactions with any individual or entity, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

14.4        This paragraph 13 of Part A of Schedule 2 supersedes the representations and warranties made by the Controlling Shareholders and the Company under paragraphs 16 and 17 of the Mandate Letter.

15.          PROPERTIES

15.1        To the best knowledge of the Company, no material information was withheld from the PRC legal advisers to the Company, Commerce & Finance Law Offices, in connection with the PRC Property Legal Opinion issued by Commerce & Finance Law Offices in respect of the Properties.

16.          MINING PERMITS

16.1        Save as disclosed in the Listing Document or in the PRC General Legal Opinions, the Group holds all Mining Permits which grant to the Company or the relevant member of the Group, as the case may be, the right to use or extract coal or which are necessary in connection therewith and in each case as described in the Listing Document:

(a)                                 all such Mining Permits are in full force and effect, and no royalty is in arrears in respect of any of them;

(b)                                 no circumstances exist that could give rise to the surrender, release or modification of, or imposition of conditions on, the Mining Permits in any respect;

(c)                                  all such Mining Permits have been properly granted and issued by the appropriate Governmental Authorities;

(d)                                 all terms of and all requirements for holding Mining Permits have been met, including the timely payment of all license fees and royalty fees and compliance with all security which may be required under Applicable Laws;

(e)                                  all Filings required to be made with the appropriate Governmental Authority in order to retain the Mining Permits have been made;

(f)                                   all work required in order for the Group to hold each of the Mining Permits as at the date of the Listing Document has been performed and all fees payable to the appropriate Governmental Authority in respect thereof have been paid in full to date;

(g)                                  the Mining Permits are not the subject of any unsatisfied penalties or unresolved disputes; and

(h)                                 there are no mining licenses or leases or tenures issued to parties other than the Group which restrict the Group’s ability to utilise any of the Mining Permits.

16.2        Save as disclosed in the Listing Document or in the PRC General Legal Opinions, each of the Company and the other members of the Group enjoys title to or the right to produce and sell its coal (the Interest) and represents and warrants that the Interest is free and clear of adverse claims created by, through or under the Company or any other member of the Group, and that, to its knowledge, each of the Company or any other member of the Group holds its Interest under valid and subsisting leases, licenses, permits, concessions, concession agreements, contracts, subleases, reservations or agreements.

17.          EXPERTS

17.1        Each of the Experts is fully independent of the Company (as determined by reference to Rule 3A.07 of the Listing Rules) and is able to form and report on its views free from any conflict of interest.

17.2        (a) The factual contents of the reports, opinions, letters or certificates of each of the Experts are complete, true and accurate (and where such information is subsequently amended, updated or replaced, such amended, updated or replaced information is complete, true and accurate) and no fact or matter has been omitted therefrom which would make the contents of any of such reports, opinions, letters or certificates misleading, and the opinions attributed to the Directors in such reports, opinions, letters or certificates are held in good faith based upon facts within the best of their knowledge after due and careful inquiry and (b)

no information was withheld from each of the Experts, as applicable, for the purposes of its preparation of its report, opinion, letter or certificate (whether or not contained in the Listing Document, and all information given to each of the foregoing persons for such purposes was given in good faith and there is no other information which has not been provided the result of which would make the information so received misleading. All the assumptions made by each of the Experts are considered by the Directors to be reasonable and appropriate, and the Directors do not consider the reports, opinions, letters or certificates of each of the Experts to be misleading on account of material assumptions omitted or for any other reason.

18.          MATERIAL CONTRACTS AND CONNECTED TRANSACTIONS

18.1        All material contracts (as such term is defined in the Listing Rules) which are required to be disclosed as material contracts in the Listing Document have been so disclosed and such disclosure is true, accurate and complete (other than the disclosure relating to the signing of this Agreement) in all material respects..

18.2        In respect of the connected transactions or continuing connected transactions (as defined in the Listing Rules) of the Company (the Connected Transactions):

(i)                             there are no other Connected Transactions which are required by the Listing Rules to be disclosed but have not been so disclosed in the Listing Document;

(j)                            the Connected Transactions disclosed in the Listing Document have been entered into and carried out in the ordinary course of business and on normal commercial terms and are fair and reasonable and in the interests of the Company and the shareholders of the Company as a whole;

(k)                        the Company has complied with the terms of the Connected Transactions disclosed in the Listing Document;

(l)                             each of the Connected Transactions and related agreements and undertakings as disclosed in the Listing Document has been duly authorised, executed and delivered, constitutes a legal, valid and binding agreement or undertaking of the parties thereto, enforceable in accordance with its terms, and is in full force and effect; and

(m)                     each of the Connected Transactions disclosed in the Listing Document was carried out by the Group in compliance with all Applicable Laws.

18.3        Except as disclosed in the section headed “Relationship with Our Controlling Shareholders” in the Listing Document, neither the Controlling Shareholders nor any of the Directors, either alone or in conjunction with or on behalf of any other person, is (a) interested in any business that competes or is likely to compete, directly or indirectly, with the business of any member of the Group or (b) interested, directly or indirectly, in any assets which have since the date two years immediately preceding the date of the Listing Document been acquired or disposed of by or leased to either the Company or any other member of the Group.

18.4        Except as disclosed in the Listing Document, none of the Directors has a service contract with any member of the Group which is required to be disclosed in the Listing Document.

19.          TAXATION

19.1        The provisions included in the audited consolidated financial statements as set out in the Listing Document included appropriate provisions required under IFRS for all Taxes in respect of accounting periods ended on or before the accounting reference date to which such audited accounts relate and for which the Company or any of the other members of the Group was then or could reasonably be expected thereafter to become or has become liable. The statements set out in the section headed “Financial Information — Description of the Key Components of Our Results of Operations — Taxation” in the Listing Document are complete, true and accurate and not misleading.

19.2        No stamp or other issuance or transfer Taxes and no capital gains, income, withholding or other Taxes are payable by or on behalf of the Company or any of the other members of the Group in any jurisdiction or to any taxing or other Governmental Authority in connection with the execution and delivery of this Agreement.

20.          DIVIDENDS

20.1        Except as disclosed in the section headed “Financial Information — Dividend Policy” in the Listing Document, no member of the Group is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on the capital stock or other equity interests of or in such member of the Group, from repaying to the Company any loans or advances to such member of the Group from the Company or from transferring any of the properties or assets of such member of the Group to the Company or any other member of the Group.

21.          LITIGATION AND OTHER PROCEEDINGS

21.1        Except as disclosed in the sections headed “Business — Regulatory Compliance” and “Business — Legal Proceedings” in the Listing Document, there are (a) no actions, suits, proceedings, investigations or inquiries under any Applicable Laws or by or before any Governmental Authority pending or, to the best of the Company’s knowledge, threatened or contemplated to which any member of the Group or any of their respective directors is or may be a party or to which any of their respective properties or assets is or may be subject, at law or in equity, before or by any Governmental Authority, whether or not arising from transactions in the ordinary course of business, and no event has occurred which is expected to give rise to any such action, suits, proceedings, investigations or inquiries; (b) no Applicable Law that has been enacted, adopted or issued or, to the best of the Company’s knowledge, that has been proposed by any Governmental Authority and (c) no judgment, decree or order of any Governmental Authority, which, in any such case described in paragraph (a), (b) or (c) above, would, or could reasonably be expected to, result in, individually or in the aggregate, a Material Adverse Effect or materially and adversely affect the power or ability of the Company perform its obligations under this Agreement, to  consummate the transactions contemplated by this Agreement or otherwise materially and adversely affect the Introduction, or are required to be described in the Listing Document but are not so described. Save as disclosed in the Listing Document, no such action, suits, proceedings, investigations or inquiries existed or was outstanding at any time within the period of 12 months preceding the date of the Listing Document (whether or not resolved) which, if the same had not been resolved, would or could reasonably be expected to, result in, individually or in the aggregate, a Material Adverse Effect or materially and adversely affect the power or ability of the Company to perform its obligations under this Agreement, to consummate the transactions contemplated by this Agreement or otherwise materially and adversely affect the Introduction, or are required to be described in the Listing Document but are not so described.

21.2        None of the Company, the other members of the Group nor any person acting on behalf of any of them, has taken any action, nor have any steps been taken or any actions, suits or proceedings under any Applicable Laws been started or threatened, to (a) wind-up, liquidate, dissolve, make dormant or eliminate any member of the Group or (b) to withdraw, revoke or cancel any Approvals and filings under any Applicable Laws applicable to, or from or with any Governmental Authority having jurisdiction over any member of the Group or any of its properties or assets, or otherwise from or with any other persons, required in order to conduct the business of any member of the Group.

21.3        No member of the Group has stopped or suspended payments of its debts, become unable to pay its debts or otherwise becomes insolvent.

22.          MARKET CONDUCT

22.1        None of the Company and the other members of the Group and their respective directors, officers, employees, agents or Affiliates nor any person acting on behalf of any of them, has actively engaged in, directly or indirectly, any act or course of conduct (a) which creates a false or misleading impression as to the market in or the value of the Shares and any associated securities and (b) the purpose of which is to create actual, or apparent, active trading in or to raise the price of the Shares.

22.2        None of the Company and the other members of the Group and to the best knowledge of the Company, their respective directors, officers, employees, agents or Affiliates nor any person acting on behalf of any of them, (a) has taken or facilitated or will take or facilitate, directly or indirectly, any action which is designed to or which has constituted or which might reasonably be expected to cause or result in manipulation of the price of any security of the Company to facilitate the sale or resale of any security of the Company or otherwise or (b) has taken or will take, directly or indirectly, any action which would constitute a violation of the market misconduct provisions of Parts XIII and XIV of the SFO or violation of Sections 9 and 10(b) of the Exchange Act.

23.          CHOICE OF LAW AND DISPUTE RESOLUTION

The Company can sue and be sued in its own name under the Applicable Laws of Hong Kong. The irrevocable submission by the Company to the jurisdiction of any Hong Kong court, the waiver by the Company of any objection to the venue of an action, suit or proceeding in any Hong Kong court, the waiver and agreement not to plead an inconvenient forum and the agreement that this Agreement shall be governed by and construed in accordance with the Applicable Laws of Hong Kong are legal, valid and binding on the Company under the Applicable Laws of Hong Kong. Service of process effected in the manner set out in this Agreement will be effective, insofar as the Applicable Laws of Hong Kong are concerned, to confer valid personal jurisdiction over the Company.

24.          NO OTHER ARRANGEMENTS RELATING TO SALE OF SHARES

24.1        Neither the Company nor the Group has entered into any contractual arrangement relating to the offer, sale, distribution or delivery of any Shares.

25.          UNITED STATES ASPECTS

25.1        None of the Company and its “affiliates” (within the meaning of Rule 501(b) under the Securities Act) nor any person acting on behalf of any of them (other than the Joint Sponsors and their respective affiliates) has made or will make offers or sales of any security of the Company or solicited or will solicit offers to buy any security of the Company under circumstances that would require registration of the Shares under the Securities Act.

25.2        The CHNR Distribution is undertaken and completed pursuant to and in compliance with the applicable requirements under the United States Securities Exchange Commission Staff Legal Bulletin No. 4.

25.3        It is not necessary in connection with the CHNR Distribution to register the Shares of the Company under the Securities Act.

25.4        In connection with the Listing, the Company will not seek to list the Shares on any securities exchange in the United States or quoted on an U.S. automated inter-dealer quotation system.

Part B

Representations and Warranties Given by the Controlling Shareholders

1.             ACCURACY OF INFORMATION

1.1          All information disclosed or made available in writing or orally for the purposes of or in connection with the Introduction (including without limitation information used as the basis of information contained in the Listing Document, the Formal Notice and the Verification Notes and the answers and documents referred to therein (and any new or additional information serving to update or amend the Verification Notes so disclosed or made available prior to the date of this Agreement)) by or on behalf of each Controlling Shareholder to the Company, any of the Joint Sponsors, the Reporting Accountant and other professional advisers to the Joint Sponsors was when given, and remains, complete, true and accurate in all material respects and not misleading and with no material omission.

1.2          All statements and information in the Listing Document and the Formal Notice and in any other written material approved by each of the Controlling Shareholders are true and accurate in all material respects and are not misleading whether by omission or misstatement, and do not omit or will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

1.3          All statements and information in relation to each of the Controlling Shareholders in the Listing Document and the Formal Notice and in any other written material approved by any of the Controlling Shareholders are complete, true and accurate in all material respects and not misleading.

1.4          The Recitals are true and accurate in all material respects.

2.             DUE INCORPORATION AND VALID EXISTENCE

2.1          Each of CHNR, Feishang and Laitan Investments has been duly incorporated and is validly existing as a limited liability company under the laws of the BVI, with full right, power and authority (corporate and other) to execute, deliver, enter into and perform its obligations under this Agreement.

2.2          This Agreement has been duly authorised, executed and delivered by each of the Controlling Shareholders and constitutes a legal, valid and binding agreement of the Controlling Shareholders, enforceable in accordance with its terms.

3.             NO CONFLICT, COMPLIANCE AND APPROVALS

3.1          The execution and delivery of this Agreement by the Controlling Shareholders or the offering and availability of the Listing Document or the consummation of the Introduction,  the consummation of the transactions herein or therein contemplated, and the fulfilment by the Controlling Shareholders of the terms hereof or thereof, do not and will not conflict with, or result in a breach or violation of, or constitute a default under (or constitute any event which, with notice or lapse of time or fulfilment of any condition or compliance with any formality or all of the foregoing, would result in a breach or violation of, constitute a default under or give the holder of any indebtedness (or a person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or part of such indebtedness under), or result in the creation or imposition of an Encumbrance on any property or assets of any Controlling Shareholder pursuant to (a) the memorandum and articles of association or other constitutive documents or the business licence of that Controlling Shareholder, (b) any indenture, mortgage, deed of trust, loan or credit agreement or other evidence of indebtedness, or any licence, lease, contract or other agreement or instrument to which that Controlling Shareholder is a party or by which that Controlling Shareholder is bound or any of its properties or assets may be bound or affected or (c) any Applicable Laws applicable to that Controlling Shareholder or any of its properties or assets.

4.             LITIGATION AND OTHER PROCEEDINGS

4.1          There are (a) no actions, suits, proceedings, investigations or inquiries under any Applicable Laws or by or before any Governmental Authority pending or, to the best of the  Controlling Shareholders’ knowledge, threatened or contemplated to which any of the Controlling Shareholders is a party or to which any of its properties or assets is or may be subject, at law or in equity, before or by any Governmental Authority, whether or not arising from transactions in the ordinary course of business, (b) no Applicable Law that has been enacted, adopted or issued or, to the best of the Controlling Shareholders’ knowledge, that has been proposed by any Governmental Authority and (c) no judgment, decree or order of any Governmental Authority, which, in any such case described in paragraph (a), (b) or (c) above, would, or could reasonably be expected to, materially and adversely affect the power of CHNR to distribute Shares pursuant to the CHNR Distribution.

4.2          Each of the Controlling Shareholders has not taken any action, nor has any steps been taken or any actions, suits or proceedings under any Applicable Laws been started or threatened, to wind-up, liquidate, dissolve itself, or to make itself dormant. Each of the Controlling Shareholders has not stopped or suspended payments of its debts, become unable to pay its debts or otherwise become insolvent.

5.             COMPLIANCE WITH BRIBERY, ANTI-MONEY LAUNDERING AND SANCTIONS LAWS

5.1          None of the Controlling Shareholders or any of their Affiliates, nor any of their directors, officers, or employees, nor, to the Controlling Shareholders’ knowledge, any agents or representatives of the Controlling Shareholders or any of their Affiliates, has (i) taken or will take any action in furtherance of an offer, payment, promise to pay, or authorisation or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organisation, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) in Hong Kong, the United States or any other jurisdiction; (ii) made any contribution to any candidate for public office; or (iii) made any bribe, rebate payoff, influence payment, or other unlawful payment to influence official action or secure an improper advantage; and each of the Controlling Shareholders and its Affiliates has conducted its businesses in compliance with applicable anti-bribery and anti-corruption laws (including, as applicable, the FCPA and the United Kingdom Bribery Act of 2010, as amended, and the rules and regulations thereunder) and has instituted and maintains policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

5.2          The operations of each of the Controlling Shareholders are in compliance with all applicable financial record keeping and reporting requirements, including, as applicable, those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable Anti-Money Laundering Laws, and no action, suit or proceeding by or before any court or Governmental Authority or body or any arbitrator involving the Company or any member of the Group with respect to the Anti-Money

Laundering Laws is pending or, to the best knowledge of the Controlling Shareholders, threatened.

5.3          No Controlling Shareholder or any of its directors, officers, employees, nor, to any Controlling Shareholder’s knowledge, its agents, Affiliates or representative of any of its subsidiaries (where applicable), is an individual or entity that is, or is owned or controlled by an individual or entity that is the subject of any Sanctions nor located, organised or resident in a country or territory that is the subject of Sanctions (including, without limitation, Belarus, Burma/Myanmar, Cuba, Iran, Iraq, Ivory Coast, Lebanon, Libya, North Korea, Somalia, Sudan, Syria, Yemen and Zimbabwe). Each of the Controlling Shareholders represents and covenants that it has not knowingly engaged in, and is not now knowingly engaged in, any dealings or transactions with any individual or entity, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

6.             UNITED STATES ASPECTS

6.1          None of the Controlling Shareholders and their “affiliates” (within the meaning of Rule 501(b) under the Securities Act) nor any person acting on behalf of any of them (other than the Joint Sponsors and their respective affiliates) has made or will make offers or sales of any security of the Company, or solicited or will solicit offers to buy any security of the Company, under circumstances that would require registration of the Shares under the Securities Act.

The CHNR Distribution is undertaken and completed pursuant to and in compliance with the applicable requirements under the United States Securities Exchange Commission Staff Legal Bulletin No. 4.

SCHEDULE 3

CONDITIONS PRECEDENT DOCUMENTS

Part A
To be delivered to the Joint Sponsors by not later than 8:00 p.m. on the Listing Document Date (except as otherwise stated herein)

1.             LEGAL DOCUMENTS

1.1          Three certified copies of the written resolutions of the sole shareholder of the Company in relation to the Introduction referred to in the section headed “Further Information About Our Company — Written Resolutions of the Sole Shareholder Dated December 23, 2013 “ in Appendix V to the Listing Document, in the form previously reviewed by the Joint Sponsors.

1.2          Three certified copies of the resolutions of the Directors or committee of the Board, in the form previously reviewed by the Joint Sponsors approving, among other things:

(a)                                 all documents necessary for the Introduction and the execution on behalf of the Company of, and the performance by the Company of, its obligations thereunder;

(b)                                 the Introduction; and

(c)                                  the issue of the Listing Document and the Formal Notice.

1.3          Three certified copies of the resolutions of the directors of CHNR approving, among other things:

(a)                                 all documents as may required to be executed by them in connection with the Introduction;

(b)                                 the CHNR Distribution and the matters to be undertaken by it pursuant thereto.

1.4          Three certified copies of the resolutions of the directors of each of Feishang and Laitan Investments or committee of the board of directors of Feishang and Laitan Investments approving this Agreement and all other documents as may required to be executed by them in connection with this Agreement and the execution on its behalf of, and its performance of, its obligations thereunder.

1.5          Three certified copies of the duly signed Registrar Agreement.

1.6          Three certified copies of the certificate of incorporation and the memorandum and articles of association of the Company.

1.7          Three certified copies of the current business registration certificate of the Company.

1.8          Three certified copies of the internal controls report prepared by the Internal Controls Consultant of the Company.

2.                                      DOCUMENTS RELATING TO THE INTRODUCTION

2.1                               Three printed copies of each of the Listing Document and the Formal Notice duly signed by all Directors or their respective duly authorised agents, and three certified copies of the power of attorney or other signing authority for such signature if any of these documents is signed by the duly authorised agents of such Directors.

2.2                               The Verification Notes (other than the supporting documents delivered to Freshfields Bruckhaus Deringer) signed by or on behalf of each person to whom responsibility is therein assigned (except for the Joint Sponsors).

2.3                               Three certified copies of each of the responsibility letters, powers of attorney and statements of interests signed by each Director.

2.4                               Three certified copies of each of the Material Contracts (other than this Agreement).

2.5                               Three signed originals of each of the Accountants’ Reports dated the Listing Document Date issued by the Reporting Accountant, the texts of which are contained in Appendices I and II of the Listing Document and copies of any representation letters from the Company to the Reporting Accountant.

2.6                               Three signed originals of the letter dated the Listing Document Date from the Reporting Accountant to the Directors confirming the accuracy of the indebtedness statement contained in the Listing Document, and commenting on the statement contained in the Listing Document as to the sufficiency of working capital, in a form previously approved by the Joint Sponsors.

2.7                               Three signed originals of comfort letter dated the Listing Document Date from the Reporting Accountant to the Directors and the Joint Sponsors on the other financial information set out in the Listing Document, and four originals of the related arrangement letter signed by the Company, the Joint Sponsors and the Reporting Accountant, such letters to be in the form previously agreed by the Joint Sponsors.

2.8                               Three certified copies of the Company’s working capital memorandum relating to the Group’s working capital requirements for the twelve month period ending December 31, 2014 adopted by the Board.

2.9                               Three certified copies of the Group’s memorandum on profit forecast for the three months ending December 31, 2013.

2.10                        Three copies of the Competent Person’s Report dated the Listing Document Date issued by the Competent Person, the text of which are contained in Appendix III to the Listing Document, with signed originals to be delivered as soon as practicable on or after the Listing Document Date.

2.11                        Three signed originals of the letter dated the Listing Document Date from the Valuer to the Directors in connection with the valuation of the property interests of the Group.

2.12                        Two certified copies of the letter dated the December 30, 2013 from Maples and Calder in form and substance previously agreed by the Company and the Joint Sponsors, which summarises certain aspects of the BVI Companies Law and referred to in Appendix IV to the Listing Document.

2.13                        Copies of each of the letters dated the Listing Document Date referred to in the section headed “Statutory and General Information — Other Information — Consents” in Appendix V to the Listing Document containing consents to the issue of the Listing Document with the inclusion of references to their respective names and where relevant, their reports and letters in the form and context in which they are included, with originals to be delivered as soon as practicable on or after the Listing Document Date.

2.14                        Three certified copies of the certificate as to the accuracy of the Chinese translation of the Listing Document and the Formal Notice given by the translator.

2.15                        Three copies of the Share Option Scheme.

3.                                      PRC LEGAL OPINIONS

3.1                               Three signed copies of the PRC General Legal Opinion and the PRC Property Legal Opinion from Commerce & Finance Law Offices to the Company in a form previously agreed among Commerce & Finance Law Offices, the Company and the Joint Sponsors, with originals to be delivered as soon as practicable on or after the Listing Document Date.

3.2                               Three signed copies of the PRC General Legal Opinion and the PRC Property Legal Opinion from Jingtian & Gongcheng to the Joint Sponsors in a form previously agreed between Jingtian & Gongcheng and the Joint Sponsors, with originals to be delivered as soon as practicable on or after the Listing Document Date .

Part B
 To be delivered to the Joint Sponsors by not later than 5:00 p.m. on the Business Day prior to Listing Date

1.                                      Three signed originals of a closing certificate, in a form set out in Part A of Schedule 4, dated the Listing Date from the Company certifying, inter alia, the accuracy of the Warranties given by the Company pursuant to Clause 5.1 as at the Listing Date by reference to the facts and circumstances then subsisting and the performance of all of its obligations under this Agreement falling due for performance prior to Closing.

2.                                      Three signed originals of a closing certificate, in a form set out in Part B of Schedule 4, dated the Listing Date from CHNR certifying, inter alia, the accuracy of the Warranties given by CHNR pursuant to Clause 5.1 as at the Listing Date by reference to the facts and circumstances then subsisting and the performance of all of its obligations under this Agreement falling due for performance prior to Closing.

3.                                      Three signed originals of a closing certificate, in a form set out in Part C of Schedule 4, dated the Listing Date from Feishang certifying, inter alia, the accuracy of the Warranties given by Feishang pursuant to Clause 5.1 as at the Listing Date by reference to the facts and circumstances then subsisting and the performance of all of its obligations under this Agreement falling due for performance prior to Closing.

4.                                      Three signed originals of a closing certificate, in a form set out in Part D of Schedule 4, dated the Listing Date from Laitan Investments certifying, inter alia, the accuracy of the Warranties given by Laitan Investments pursuant to Clause 5.1 as at the Listing Date by reference to the facts and circumstances then subsisting and the performance of all of its obligations under this Agreement falling due for performance prior to Closing.

5.                                      Three signed originals of a closing certificate, in a form set out in Part E of Schedule 4, dated the Listing Date from Mr. Li certifying, inter alia, the accuracy of the Warranties given by himself pursuant to Clause 5.1 as at the Listing Date by reference to the facts and circumstances then subsisting and the performance of all of its obligations under this Agreement falling due for performance prior to Closing.

6.                                      Three signed originals of a closing certificate, in a form set out in Part F of Schedule 4, dated the Listing Date from the executive director and chief financial officer of the Company certifying, inter alia, the non-comforted data in the Listing Document as at the Listing Date.

7.                                      Three signed originals of the bring down comfort letter issued by the Reporting Accountant to the Company and the Joint Sponsors with respect to certain financial information contained in the Listing Document dated the Listing Date, in form and substance satisfactory to the Joint Sponsors.

8.                                      Three signed originals of:

(a)                                 the letter issued by Commerce & Finance Law Offices to the Company confirming that the PRC General Legal Opinion and the PRC Property Legal Opinion given by it in paragraph 3.1 in Part A of Schedule 3 are true, accurate and correct as at the Listing Date; and

(b)                                 the legal opinion (in English language) issued by Commerce & Finance Law Offices to the Company in respect of such matters as the Company and the Joint Sponsors may request, in each case in a form previously agreed among Commerce & Finance Law Offices, the Company and the Joint Sponsors.

9.                                      Three signed originals of:

(a)                                 the letter issued by Jingtian & Gongcheng to the Joint Sponsors confirming that the PRC General Legal Opinion and the PRC Property Legal Opinion given by it in paragraph 3.2 in Part A of Schedule 3 are true, accurate and correct as at the Listing Date; and

(b)                                 the legal opinion (in English language) issued by Jingtian & Gongcheng to the Joint Sponsors in respect of such matters as the Joint Sponsors may request,

in each case in a form previously agreed between Jingtian & Gongcheng and the Joint Sponsors.

10.                               Three signed originals of the legal opinion as to BVI law dated the Listing Date from Maples and Calder to the Company and the Joint Sponsors in respect of such matters as the Company and the Joint Sponsors may request in form and substance satisfactory to the Company and the Joint Sponsors.

11.                               Three signed originals of the legal opinion as to Hong Kong law dated the Listing Date from Sullivan & Cromwell (Hong Kong) to the Joint Sponsors in a form to be agreed.

12.                               Three signed originals of the legal opinion as to Hong Kong law dated the Listing Date from Freshfields Bruckhaus Deringer to the Joint Sponsors in respect of such matters as the Joint Sponsors may request in form and substance reasonably satisfactory to the Joint Sponsors.

13.                               Three certified copies of the Form F (declaration of compliance) submitted to the Stock Exchange.

14.                               Three certified copies of the service contracts (or letters of appointment in respect of independent non-executive Directors) (if any) and four certified copies of the declaration and undertaking with regard to directors (Form Bs) of each of the Directors.

15.                               Three copies of the confirmation letter from each Director to the Joint Sponsors confirming that he or she has read and understood the memorandum headed “Memorandum on directors’ Listing Document liabilities, Continuing obligations following listing of the Company’s shares on the Stock Exchange of Hong Kong Limited, Disclosure responsibilities under Part XV of the Securities and Futures Ordinance and Directors’ duties and corporate governance” prepared by Sullivan & Cromwell (Hong Kong).

SCHEDULE 4

Closing Certificates

Part A

CLOSING CERTIFICATE OF THE COMPANY

[On the letterhead of the Company]

[•] 2014

Jefferies Hong Kong Limited

22nd Floor, Cheung Kong Center

2 Queen’s Road Central

Hong Kong

Nomura International (Hong Kong) Limited

30th Floor, Two International Finance Centre

8 Finance Street

Hong Kong

Dear Sirs,

Feishang Anthracite Resources Limited (the Company)

Listing by way of Introduction of the Shares of the Company on the Main Board of The Stock Exchange of Hong Kong Limited

We refer to the Sponsors Agreement dated [•] 2013 entered into in relation to the above by, among others, the Joint Sponsors and ourselves (the Sponsors Agreement). Capitalised terms in this letter shall bear the same meaning as such terms are defined in the Sponsors Agreement.

Pursuant to paragraph 1 of Part B of Schedule 3 to the Sponsors  Agreement, we confirm that none of the Warranties made or given by us pursuant to clause 5.1 of the Sponsors Agreement has been breached or was untrue or inaccurate or misleading when made, and none of such Warranties would be breached or would be untrue, inaccurate or misleading were it to be repeated by reference to the facts and circumstances subsisting as at the dates referred to in clause 5.1 of the Sponsors Agreement.

We further confirm that we have performed all our obligations and have satisfied all conditions under the Sponsors Agreement which were required to be performed or satisfied on or prior to the date of this certificate.

This certificate shall be governed by and construed in accordance with the laws of Hong Kong.

IN WITNESS WHEREOF, we have executed this certificate on this      day of      2014.

For and on behalf of Feishang Anthracite Resources Limited

By:
Name:
Title:

Before:
Name:
Title:

Part B

CLOSING CERTIFICATE OF CHNR

[On the letterhead of CHNR]

[•] 2014

Jefferies Hong Kong Limited

22nd Floor, Cheung Kong Center

2 Queen’s Road Central

Hong Kong

Nomura International (Hong Kong) Limited

30th Floor, Two International Finance Centre

8 Finance Street

Hong Kong

Dear Sirs,

Feishang Anthracite Resources Limited (the Company)

Listing by way of Introduction of the Shares of the Company on the Main Board of The Stock Exchange of Hong Kong Limited

We refer to the Sponsors Agreement dated [•] 2013 entered into in relation to the above by, among others, the Joint Sponsors and ourselves (the Sponsors Agreement). Capitalised terms in this letter shall bear the same meaning as such terms are defined in the Sponsors Agreement.

Pursuant to paragraph 2 of Part B of Schedule 3 to the Sponsors  Agreement, we confirm that none of the Warranties made or given by us pursuant to clause 5.1 of the Sponsors Agreement has been breached or was untrue or inaccurate or misleading when made, and none of such Warranties would be breached or would be untrue, inaccurate or misleading were it to be repeated by reference to the facts and circumstances subsisting as at the dates referred to in clause 5.1 of the Sponsors Agreement.

We further confirm that we have performed all our obligations and have satisfied all conditions under the Sponsors Agreement which were required to be performed or satisfied on or prior to the date of this certificate.

This certificate shall be governed by and construed in accordance with the laws of Hong Kong.

IN WITNESS WHEREOF, we have executed this certificate on this      day of      2014.

For and on behalf of China Natural Resources, Inc.

By:
Name:
Title:

Before:
Name:
Title:

Part C

CLOSING CERTIFICATE OF FEISHANG

[On the letterhead of Feishang]

[•] 2014

Jefferies Hong Kong Limited

22nd Floor, Cheung Kong Center

2 Queen’s Road Central

Hong Kong

Nomura International (Hong Kong) Limited

30th Floor, Two International Finance Centre

8 Finance Street

Hong Kong

Dear Sirs,

Feishang Anthracite Resources Limited (the Company)

Listing by way of Introduction of the Shares of the Company on the Main Board of The Stock Exchange of Hong Kong Limited

We refer to the Sponsors Agreement dated [•] 2013 entered into in relation to the above by, among others, the Joint Sponsors and ourselves (the Sponsors Agreement). Capitalised terms in this letter shall bear the same meaning as such terms are defined in the Sponsors Agreement.

Pursuant to paragraph 3 of Part B of Schedule 3 to the Sponsors  Agreement, we confirm that none of the Warranties made or given by us pursuant to clause 5.1 of the Sponsors Agreement has been breached or was untrue or inaccurate or misleading when made, and none of such Warranties would be breached or would be untrue, inaccurate or misleading were it to be repeated by reference to the facts and circumstances subsisting as at the dates referred to in clause 5.1 of the Sponsors Agreement.

We further confirm that we have performed all our obligations and have satisfied all conditions under the Sponsors Agreement which were required to be performed or satisfied on or prior to the date of this certificate.

This certificate shall be governed by and construed in accordance with the laws of Hong Kong.

IN WITNESS WHEREOF, we have executed this certificate on this      day of      2014.

For and on behalf of Feishang Group Limited

By:
Name:
Title:

Before:
Name:
Title:

Part D

CLOSING CERTIFICATE OF LAITAN INVESTMENTS

[On the letterhead of Laitan Investments]

[•] 2014

Jefferies Hong Kong Limited

22nd Floor, Cheung Kong Center

2 Queen’s Road Central

Hong Kong

Nomura International (Hong Kong) Limited

30th Floor, Two International Finance Centre

8 Finance Street

Hong Kong

Dear Sirs,

Feishang Anthracite Resources Limited (the Company)

Listing by way of Introduction of the Shares of the Company on the Main Board of The Stock Exchange of Hong Kong Limited

We refer to the Sponsors Agreement dated [•] 2013 entered into in relation to the above by, among others, the Joint Sponsors and ourselves (the Sponsors Agreement). Capitalised terms in this letter shall bear the same meaning as such terms are defined in the Sponsors Agreement.

Pursuant to paragraph 4 of Part B of Schedule 3 to the Sponsors  Agreement, we confirm that none of the Warranties made or given by us pursuant to clause 5.1 of the Sponsors Agreement has been breached or was untrue or inaccurate or misleading when made, and none of such Warranties would be breached or would be untrue, inaccurate or misleading were it to be repeated by reference to the facts and circumstances subsisting as at the dates referred to in clause 5.1 of the Sponsors Agreement.

We further confirm that we have performed all our obligations and have satisfied all conditions under the Sponsors Agreement which were required to be performed or satisfied on or prior to the date of this certificate.

This certificate shall be governed by and construed in accordance with the laws of Hong Kong.

IN WITNESS WHEREOF, we have executed this certificate on this      day of      2014.

For and on behalf of Laitan Investments Limited

By:
Name:
Title:

Before:
Name:
Title:

Part E

CLOSING CERTIFICATE OF MR. LI

[•] 2014

Jefferies Hong Kong Limited

22nd Floor, Cheung Kong Center

2 Queen’s Road Central

Hong Kong

Nomura International (Hong Kong) Limited

30th Floor, Two International Finance Centre

8 Finance Street

Hong Kong

Dear Sirs,

Feishang Anthracite Resources Limited (the Company)

Listing by way of Introduction of the Shares of the Company on the Main Board of The Stock Exchange of Hong Kong Limited

I refer to the Sponsors Agreement dated [•] 2013 entered into in relation to the above by, among others, the Joint Sponsors and myself (the Sponsors Agreement). Capitalised terms in this letter shall bear the same meaning as such terms are defined in the Sponsors Agreement.

Pursuant to paragraph 5 of Part B of Schedule 3 to the Sponsors  Agreement, I confirm that none of the Warranties made or given by me pursuant to clause 5.1 of the Sponsors Agreement has been breached or was untrue or inaccurate or misleading when made, and none of such Warranties would be breached or would be untrue, inaccurate or misleading were it to be repeated by reference to the facts and circumstances subsisting as at the dates referred to in clause 5.1 of the Sponsors Agreement.

I further confirm that I have performed all our obligations and have satisfied all conditions under the Sponsors Agreement which were required to be performed or satisfied on or prior to the date of this certificate.

This certificate shall be governed by and construed in accordance with the laws of Hong Kong.

IN WITNESS WHEREOF, I have executed this certificate on this      day of      2014.

Li Feilie

Before:
Name:
Title:

Part F

Closing Certificate of the Company in relation to certain non-comforted data

[On the letterhead of the Company]

[•] 2014

Jefferies Hong Kong Limited

22nd Floor, Cheung Kong Center

2 Queen’s Road Central

Hong Kong

Nomura International (Hong Kong) Limited

30th Floor, Two International Finance Centre

8 Finance Street

Hong Kong

Dear Sirs,

Feishang Anthracite Resources Limited (the Company)

Listing by way of Introduction of the Shares of the Company on the Main Board of The Stock Exchange of Hong Kong Limited

We refer to the Sponsors Agreement dated [•] 2013 entered into in relation to the above by, among others, the Joint Sponsors and ourselves (the Sponsors Agreement). Capitalised terms in this letter shall bear the same meaning as such terms are defined in the Sponsors Agreement.

For and on behalf of the Company, the undersigned hereby certify that to the best of the knowledge of the undersigned, after due and careful inquiry:

1.                                           We are familiar with the accounting, operations, records systems and internal controls of the Company and its Subsidiaries (the Group).

2.                                           We have participated in the preparation of the Listing Document. In connection with such participation, we have reviewed the disclosure in the Listing Document and have discussed such disclosure with other members of the senior management of the Company, the counsels to the Company, the Joint Sponsors, the counsels to the Joint Sponsors and Ernst & Young as independent reporting accountants to the Company.

3.                                           In particular, we have reviewed the financial and operating data and other information that has been identified on the copies of the Listing Document attached hereto as Exhibit A (the Group Information).

4.                                           Where the Group Information is derived from the Group’s accounting and other records, we confirm that the Group Information has been correctly extracted from such records and is accurately reproduced in the Listing Document and such information is true, accurate and complete.

5.                                           At the date of this certificate, there have not been any changes in share capital and cash and cash equivalents or increases in amounts due to related companies (classified under current liabilities), interest-bearing bank and other borrowings (classified under current liabilities and non-current liabilities) of the Group as compared with the corresponding amounts shown in the Group’s June 30, 2013 audited combined statements of financial position, except as disclosed in the Listing Document.

6.                                           For the period from December 31, 2013 up to the date of this certificate, there have not been any decreases in revenue and gross profit or any increases in administrative expenses, finance costs and loss for the period of the Group, as compared with the corresponding period in the preceding year.

This certificate shall be governed by and construed in accordance with the laws of Hong Kong.

IN WITNESS WHEREOF, we have executed this certificate on this      day of      2014.

For and on behalf of Feishang Anthracite Resources Limited

By:
Name:
Title: Executive Director

Before:
Name:
Title:

By:
Name:
Title: Chief Financial Officer

Before:
Name:
Title: